The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192241

Subject to Completion, dated February 27, 2014

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 30, 2014)

     Shares

Magic Software Enterprises Ltd.

Ordinary Shares

This is an offering of      ordinary shares of Magic Software Enterprises Ltd.

Our ordinary shares trade on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the symbol “MGIC.” The last reported trading price of our ordinary shares on the NASDAQ Global Select Market on February 26, 2014 was $9.60.

Investing in our ordinary shares involves risks. See “Risk Factors” section beginning on page S-11 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us before expenses	$	$

We have granted the underwriters the option to purchase      additional shares on the same terms and conditions set forth above, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ordinary shares will be made on or about            , 2014.

Barclays	William Blair

Maxim Group LLC	H.C. Wainwright & Co., LLC

Prospectus Supplement dated            , 2014.

Prospectus Supplement

Accompanying Prospectus

In this prospectus, the terms “we,” “us,” “Magic” and “our” mean Magic Software Enterprises Ltd. and its subsidiaries, unless otherwise indicated.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. We are providing information to you about this offering in two separate documents that are combined together. The first document is this prospectus supplement, which provides you with some specific details regarding this offering, including the public offering price, and the amount of ordinary shares being offered and some of the risks of investing in our securities. The second document is the accompanying prospectus, which provides you with more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference in this prospectus supplement that we filed with the SEC subsequent to the date of the prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information.”

Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereunder and the distribution of this prospectus outside the United States.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include data, forecasts and information obtained from industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Forecasts and other metrics included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein to describe our industry are inherently uncertain and speculative in nature and actual results for any period may materially differ. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein and therein, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

The Gartner Reports described herein, or the Gartner Reports, represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference for a discussion of the risks involved in investing in our securities.

Industry Overview

The global enterprise information technology market approximated $3.7 trillion in 2013 (Gartner, Forecast: IT Spending, Worldwide, 4Q13 Update, December 2013). The market consists of five primary components, including telecommunication services, IT services, devices, software and data center systems. The IT services segment represented $922 billion of the market, or 25% of the total market opportunity (Gartner, Forecast: IT Services, 2011 – 2017, 4Q13 Update, December 2013). The software segment represented $300 billion of the market globally, or 8.2% of the total market opportunity (Gartner, Forecast: IT Spending, Worldwide, 4Q13 Update, December 2013).

In recent years, the number of available enterprise applications has grown significantly which has led information system complexity within many organizations to a level that has obstructed business progress and evolution, reduced business agility and led to significantly higher costs. We believe this complexity will continue to increase in the future. Although it is not unusual for organizations to operate multiple applications, systems and platforms that were created utilizing disparate programming languages, the complexity of these environments typically reduces an organization’s operating flexibility, hinders decision-making processes and leads to costly inefficiencies and redundancies. When organizations seek to swiftly change, update and upgrade IT assets to support new business processes or to cope with changes in business and regulatory environments, they often find that the introduction and integration of new or upgraded business applications is more complex than expected, requires significant implementation resources, takes a long time to implement and is costly. The proliferation of smartphones and mobile platforms necessitates device-independent and future-proof business solutions for fast, simple, and cost-effective mobile deployment. In addition, new cloud computing technologies present enterprises with an opportunity to realize greater agility and meaningful cost savings to businesses, creating a growing need for further changes to enterprises’ IT applications and systems.

The enterprise application development software market consists of several application development sub-segments and includes large dominant players such as IBM, Microsoft, HP, CA Technologies and Compuware as well as a large number of highly specialized vendors, with focused capabilities for specific vertical markets. While application development for traditional platforms is a well-established and mature market which is expected to grow globally from $9.4 billion in 2013 to $10.8 billion in 2017 (Gartner, Enterprise Software Markets, Worldwide, 2010 – 2017, 4Q13 Update, December 2013), emerging mobile applications, systems and devices are transforming the application development space rapidly. The application development for mobile platforms is expected to grow from $1.4 billion in 2013 to $4.8 billion in 2017, reflecting a compounded annual growth rate of 36.9% (IDC, Worldwide Mobile Enterprise Application Development Platform 2013 – 2017 Forecast and 2012 Vendor Shares, November 2013).

We have identified the following trends in the application development market:

•	Increasingly complex business integration: In recent years, enterprises operate multiple applications and platforms, using various programming languages, resulting in complex enterprise information systems. Such systems and the ability to swiftly change, update, and upgrade them to support new business processes are crucial to the enterprise’s ability to cope with changes in the business, economic and regulatory environment. However, the introduction and integration of new business applications is complex, requires significant time and human resources and entails significant and often unpredicted costs. Therefore, enterprises are in need of solutions that will facilitate the rapid and seamless deployment of business applications.

•	Reusing IT assets/enterprise applications: In an increasingly dynamic technology, business and economic environment, organizations face mounting pressure to continue to leverage their large IT investments in enterprise applications, such as ERP and CRM, while increasing their ability to change business processes and support new ones. Tools to support lightweight yet rapid, iterative and modular development methodologies, reusable architectures and application life-cycle management are primary drivers for spending on application development worldwide.
•	Enterprise mobility: With the proliferation of smartphones and mobile platforms that support enterprise mobility, enterprise users now expect instant access to real-time information, a rich user experience, seamless integration with various enterprise systems and support to multiple mobile devices. As such, enterprises need to be able to develop device-independent and robust business solutions for fast and cost-effective mobile deployment.
•	Cloud, Platform-as-a-Service and Software-as-a-Service: Cloud, Platform-as-a-Service (PaaS) and Software-as-a-Service (SaaS) are each becoming a well-established phenomenon in some areas of enterprise IT. Cloud-hosted applications continue to grow as alternatives to internally managed systems as they deliver greater agility and meaningful cost savings to businesses. In addition, fast time-to-deployment, low cost-of-entry, and adoption of pay-as-you-go models drive growing adoption of SaaS applications. In turn, SaaS applications enable the rapid construction, deployment and management of some custom-built applications accessed as a service in the cloud. With more SaaS deployments, the need for integration tools that bridge the cloud apps with on-premise application increases.
•	Big Data: The amount of digital information that is being generated by enterprises each year, across a number of diverse data sources and formats, is growing rapidly. Enterprises are required to retain, process and analyze data to attain meaningful insights and gain competitive advantages, and therefore require versatile and flexible tools in order to quickly and reliably process these increasingly large amounts of data.

The IT services segment of the market is comprised of a broad array of specific segments such as infrastructure design and delivery, application development, technology consulting planning and implementation services, support services and supplemental staffing services. In addition, IT professional services include quality assurance, product engineering services and process consulting.

The IT services segment is also undergoing a profound transition, with some key trends that have accelerated recently. Growing demand for mobile and cloud based applications as well as Big Data solutions also entails more complex IT development and integration projects which management and implementation require a higher level of expertise, In addition, the typical project-based models of IT consulting has been gradually shifting towards software and technology-driven solutions that can be embedded into clients’ systems, providing ongoing engagement services. This transition has been accentuated by an underlying change in IT services sourcing processes: the need for a faster go-to-market process as well as constrained resources in IT departments is resulting in greater influence by specific business units on the purchasing decision as opposed to the traditional sourcing process. The traditional outsourcing business model of capacity on demand is also transitioning towards a model of capability on demand. Information technology service buyers are increasingly looking at outcome-driven managed services with a tighter integration between software, service and infrastructure.

Business Overview

We are a global provider of proprietary application development and business process integration software solutions and related professional services, and a vendor of IT outsourcing services. Our software is used by customers to develop, deploy and integrate on-premise, mobile and cloud-based business applications quickly and cost effectively. In addition, our technology enables enterprises to accelerate the process of delivering business solutions that meet current and future needs and allow customers to dramatically improve their business performance and return on investment. With respect to IT outsourcing services, we offer a complete portfolio of professional services in the areas of infrastructure design and delivery, application development, technology consulting planning and implementation services, support services and supplemental staffing services. In aggregate, we have approximately 1,300 employees and operate through a network of over

3,000 independent software vendors and hundreds of system integrators, distributors, resellers, and consulting and OEM partners. Thousands of enterprises in approximately 50 countries use our products and services.

Our software solutions include application platforms for developing and deploying specialized and high-end large-scale business applications and an integration platform that allows the integration and interoperability of diverse solutions, applications and systems in a quick and efficient manner. These solutions enable our customers to improve their business performance and return on investment by supporting the affordable and rapid delivery and integration of business applications, systems and databases. Using our products solutions, enterprises and independent software vendors, or ISVs, can accelerate time-to-market by rapidly building integrated solutions, deploying them in multiple environments while leveraging existing IT resources. In addition, our solutions are scalable and platform-agnostic, enabling our customers to build solutions by specifying their business logic requirements in a commonly used language rather than in computer code, and to benefit from seamless platform upgrades and cross-platform functionality without the need to re-write applications. Our technology also enables future proof protection and supports current market trends such as the development of mobile applications that can be deployed on a variety of smartphones and tablets, and cloud environments.

We sell our solutions globally through our own direct sales representatives and offices and through a broad sales distribution network, including independent country distributors, independent service vendors that use our technology to develop and sell solutions to their customers, and system integrators. We also offer software maintenance, support, training, and consulting services in connection with our products, thus aiding the successful implementation of projects and assuring successful operation of the platforms once installed. We sell our integration solutions to customers using specific popular software applications, such as SAP, Salesforce.com, IBM i (AS/400), Oracle JD Edwards, Microsoft SharePoint or other eco-systems. As such, we enjoy a well-diversified client base across geographies and industries including oil & gas companies, telecommunications groups, financial institutions, industrial companies, public institutions and international agencies.

Our IT services offerings consist of a variety of professional services that can be grouped into integration and other IT services.

Integration services include:

•	Infrastructure design and delivery — management of complex, tailor-made projects and telecom infrastructure projects in wireless and wire-line as well as IT consulting services.
•	Technology consulting and implementation services — planning and execution of end-to-end, large-scale, complex solutions in networking, cyber security, command & control and high performance transactions systems.
•	Application development — development of on-premise, mobile and cloud applications.

Other IT services include:

•	Project Management — Business process auditing, planning of scope, budget, and work schedules, implementation services for small, medium and large enterprises.
•	Staff augmentation services to a wide variety of companies — staffing services for technical personnel to supplement the in-house capabilities of our customers.

We have developed particular expertise and accumulated vast experience in integration projects. Such projects are typically more complex and require a high level of industry knowledge and highly skilled professionals. Our integration expertise, as well as our global reach allow us to deliver comprehensive, value add services to our customers. Our IT services customers include major global telecoms, OEMs and engineering, furnish and installation service companies.

We were organized under the laws of the State of Israel in 1983 as Mashov Software Export (1983) Ltd. We changed our name to Magic Software Enterprises Ltd. and completed our initial public offering on the NASDAQ in 1991. We completed the dual-listing of our shares for trading on the Tel Aviv Stock Exchange in 2000. For the year-ended December 31, 2013, we generated $145.0 million of revenue, $22.7 million of Non-GAAP operating income, and $19.6 million of Non-GAAP net income and our Non-GAAP basic earnings per share was $0.53.

Our Strengths

We operate in a large and growing market.  We offer enterprise application development and integration tools for traditional, mobile and cloud applications. According to Gartner (Gartner, Forecast: Enterprise Software Markets, Worldwide, 2010 – 2017, 4Q13 Update, December 2013), application development spend for traditional platforms is expected to grow globally from $9.4 billion in 2013 to $10.8 billion in 2017, reflecting a compounded annual growth rate of 3.6%. According to IDC, application development spend for mobile platforms is expected to grow from $1.4 billion in 2013 to $4.8 billion in 2017, reflecting a compounded annual growth rate of 36.9% (IDC, Worldwide Mobile Enterprise Application Development Platform 2013 – 2017 Forecast and 2012 Vendor Shares, November 2013). The portion of the total IT services market our products address is estimated by Gartner (Gartner, Forecast: IT Services, 2011 – 2017, 4Q13 Update, December 2013) to grow globally from $299.5 billion in 2013 to $359.9 billion in 2017, reflecting a compounded annual growth rate of 4.7%. We believe that the market for our application development and integration solutions will continue to develop as technological evolution increases complexity of enterprise technology environments.

Well positioned to benefit from favorable industry trends.  We are well positioned to benefit from customer demand for our solutions as a result of four significant industry trends: Mobile, Cloud Computing, SaaS adoption and Big Data, which will require a growing number of enterprises to respond to these trends by acquiring new applications, integrating them with their existing systems and upgrades to their systems. As such we anticipate strong demand for our partners’ products and thus to our application development and integration solutions. We are developing our technology to provide the functionality of fully integrated enterprise mobile solutions, deployed on cloud infrastructure and supporting Big Data scenarios. By addressing all of these trends, we enable our customers to respond rapidly and cost-effectively to market needs in these significant technology areas. We believe we are positioned to benefit from these trends in our IT Services operations as well, as the need to adopt to technological advances will also instigate the deployment of extensive IT projects which will require complex integration, a field in which we have special expertise.

Compelling value proposition.  We believe our comprehensive portfolio of proprietary solutions provides unique value to our clients. Our technology is applicable to the entire enterprise software stack, from the implementation of micro-vertical solutions, through tactical applications and process automation solutions, to enterprise-spanning Software Orientated Architecture (“SOA”) projects and composite applications initiatives. Our solutions are based on proven metadata and business rules technologies. Metadata platforms consist of coding large sets of ready-made functions and components that enable developers to avoid the repetitive coding stage of application development and integration and move quickly and efficiently to business logic definition and deployment. Through the use of metadata platforms, software vendors and enterprise customers can experience significant cost savings through fast and easy implementation and reduced project risk. In addition, through our IT services operations, we provide our customers with an end-to-end solution including project management, on site and off site outsourcing, migration and ongoing support, and differentiated high end integration, offering our customers one comprehensive solution. We view our integration capabilities as a competitive advantage, allowing us to differentiate our IT services offering and capture relatively high margins.

Broad and diverse business model.  Our business model is characterized by the breadth of our software and services offerings and diversity of our revenues across customers, segments and geographies.

•	Breadth of software solutions and services. Our portfolio of solutions and services provides breadth to our business model with the software-related business representing 47% and 62% of our $145.0 million of revenue and our $22.9 million of operating profit (excluding unallocated expenses of $3.8 million), respectively, in 2013 and our IT services business representing 53% and 38% of our $145.0 million of revenue and our $22.9 million of operating profit (excluding unallocated expenses of $3.8 million), respectively, in 2013.

•	Diverse base of customers and partners, globally. In terms of business diversity, we have thousands of enterprise and ISV customers located in approximately 50 countries. Relationships with our customers are characterized by long-term engagements and high customer loyalty, which provides visibility and stability to our revenues. Once a customer has made a strategic decision to develop its enterprise applications using our platform, they have a vested interest in continuing to use our products as subsequent applications, upgrades and enhancements are easier to develop and integrate. We operate through a network of over 3,000 ISVs, system integrators, distributors, resellers and consulting and OEM partners. From 2010 to 2013, only one client accounted for more than 1% of our revenues. Our unique solutions lead to long-standing relationships with our customers, some of which are longer than 15 years. Our business is global, with 49% of revenue coming from the Americas, 38% from EMEA and 13% from APAC in 2013, respectively.

Attractive financial model.  We generate revenue growth from a combination of organic development of our business supplemented with acquisitions. We have grown total revenue from $113.3 million in 2011 to $145.0 million in 2013, representing a compounded annual growth rate of 13%. Our financial model is characterized by profitability and low capital intensity, and as a result, we generate attractive earnings and operating cash flows. We have historically returned a portion of our earnings to shareholders in the form of dividends.

Proven track record of successful acquisitions.  Over the past three years, we have completed and successfully integrated ten acquisitions. We have a well-defined M&A strategy which generally results in targeting companies that possess customer relationships that are relevant to our product offerings (such as our acquisition of Complete Business Solutions in 2010), innovative solutions of value to our customers (such as our acquisition of BluePhoenix Solutions in 2011), or that allow us vertical integration in certain markets (such as our acquisition of Magix Integration in 2011). We typically confine our acquisitions to segments and markets in which we have significant knowledge. Therefore we have often acquired partners or competitors, thus minimizing integration and operational risk. In all of our acquired companies, we have been able to grow revenues and achieve margin expansion by leveraging our internal sales expertise and consolidating our cost base.

Experienced management team.  Our management team has aggregate industry experience of over 150 years and an average tenure at our company of six years. Our team possesses a variety of skills in product development, business development, sales, marketing, technology and finance. The current management team has been able to achieve our business and development objectives to date and grow the business consistently on both top and bottom lines.

Our Strategy

Our goal is to continue our profitable and cash generative growth within our software solutions and professional services markets. We plan to achieve this goal by focusing on the following principles:

Expand sales to existing customers.  We intend to capitalize on the opportunity to more effectively cross-sell solutions and services across our existing customer base. In addition to selling complementary software solutions to customers that already use our development application solutions, we believe our strong customer, ISV and partner relationships and execution track record position us to successfully grow our revenues by delivering complementary development and integration tools from our product offering to our existing IT services customers and by delivering IT services to our existing application development customer base.

Capitalize on opportunities created by new technological trends.  We believe that emerging industry trends such as mobile applications, cloud applications, SaaS and big data will require our enterprise customers and partners to continue and upgrade existing systems and to integrate their current infrastructure with new mobile and cloud applications or with new big data management solutions. We intend to market the capabilities of our software solutions and professional services offerings to customers that are currently impacted or will potentially be impacted by the increased complexity resulting from these trends. For instance, we intend to promote Magic xpa through Rich Internet Applications (RIAs).

Grow our customer base through new offerings.  We plan to grow our business by attracting new ISV enterprise customers with new technology offerings and new professional services through our already established expertise in the areas of mobile technologies and projects, cloud applications, SaaS and Big Data solutions, and integration solutions. Due to our track record in these industry segments, we believe we are well positioned to develop and offer new application development and integration solutions that will enable us to attract new clients. In addition, we believe our familiarity with these verticals will allow us to differentiate our IT services offering and grow our market share in this vertical as well.

Provide new solutions to new ecosystems.  We expect the same industry trends of mobile, cloud, SaaS and big data to lead to the creation of additional enterprise applications ecosystems. We intend to continue to develop new solutions that will allow us to form new partnerships, which in turn will grow our revenues. We also intend to focus on recruiting OEM partners that will incorporate our Magic xpi integration technology into their product offerings.

Acquire complementary businesses.  As part of our growth strategy, we will continue to seek and evaluate opportunities to grow through acquisitions of companies with complementary software solutions, technologies and related intellectual property, augmenting integration and services capabilities, additional distribution channels or market share. We have strict acquisition policy pursuant to which we only pursue acquisitions in cases we identify as having a clear business opportunity and a clear path to revenue growth. In addition, we only pursue acquisitions which we believe entail low integration and operational risk as a result of our internal familiarity with the target or the industry in which it operates, through our network of ISVs, system integrators, distributors, resellers, and consulting and OEM partners.

THE OFFERING

Ordinary shares offered by us
shares
Total ordinary shares to be outstanding immediately following this offering shares
Over-allotment option
shares
Use of proceeds
We intend to use the net proceeds from this offering primarily for our general corporate purposes, which may include the funding of our working capital needs and the funding of potential acquisitions. See “Use of Proceeds.”
Dividend policy
Our Board of Directors has established a dividend distribution policy to distribute up to 50% of our annual distributable profits as a dividend each year.
Risk factors
See “Risk Factors” beginning on page S-11 for a discussion of factors you should consider carefully when making an investment decision.
NASDAQ and TASE symbol
MGIC
Transfer agent and registrar
American Stock Transfer & Trust Company, LLC

The number of ordinary shares to be outstanding immediately after this offering as shown above is based on 37,232,185 ordinary shares outstanding as of February 26, 2014. This number excludes:

•	626,280 ordinary shares issuable upon the exercise of stock options outstanding as of February 26, 2014, having a weighted average exercise price of $3.31 per share; and
•	an aggregate of 1,134,231 ordinary shares reserved under warrants we issued in December 2010, which expire in May 2014 and have an exercise price of $7.75.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional      ordinary shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated income statement and balance sheet data presented in the following table as of December 31, 2011, 2012 and 2013, and for the years then ended, are derived from the audited consolidated financial statements of Magic Software Enterprises Ltd. The historical financial information below may not give an accurate indication of our future performance.

Income Statement Data:

	Year ended December 31,
	2009	2010	2011	2012	2013
	(U.S. dollars in thousands, except share and per share data)
Revenues:
Software	$17,261	$20,111	$23,110	$23,684	$23,254
Maintenance and technical support	13,821	14,407	16,751	22,384	22,685
Consulting services	24,268	54,060	73,467	80,312	99,019
Total revenues	55,350	88,578	113,328	126,380	144,958
Cost of revenues:
Software	5,388	5,320	5,771	7,439	6,648
Maintenance and technical support	2,189	2,070	2,250	3,238	2,949
Consulting services	18,687	44,058	59,237	62,716	76,296
Total cost of revenues	26,264	51,448	67,258	73,393	85,893
Gross profit	29,086	37,130	46,070	52,987	59,065
Operating costs and expenses:
Research and development, net	1,310	2,072	2,047	2,947	3,706
Selling and marketing	15,308	17,526	20,147	22,990	23,066
General and administrative	8,210	8,194	9,159	10,642	13,166
Other income, net	1,972	—	—	—	—
Operating income	6,230	9,338	14,717	16,408	19,127
Financial income (expense), net	238	(224)	221	10	(684)
Other income (expense), net	42	159	125	136	(12)
Income before taxes on income	6,510	9,273	15,063	16,554	18,431
Tax benefit (taxes on income)	(334)	102	203	(94)	(1,575)
Income after taxes on income	6,176	9,375	15,266	16,460	16,856
Net income	$6,176	$9,375	$15,266	$16,460	$16,856
Change in redeemable non-controlling interests	—	—	—	184	546
Net income attributable to non-controlling interests	—	—	222	93	430
Net income attributable to Magic's Shareholders	6,176	9,375	15,044	16,183	15,880
Basic earnings per share	$0.19	$0.29	$0.41	$0.44	$0.43
Diluted earnings per share	$0.19	$0.29	$0.41	$0.44	$0.43
Shares used to compute basic earnings per share	31,899	32,140	36,268	36,502	36,835
Shares used to compute diluted earnings per share	32,107	32,731	37,046	37,108	37,294
Dividends	15,974	—	—	3,661	7,723
Cash dividend declared per ordinary share	$0.50	—	—	$0.10	$0.21

Balance Sheet Data:

	December 31,
	2009	2010	2011	2012	2013
	(U.S. dollars in thousands)
Working capital	$28,021	$48,815	$36,304	$44,205	$45,171
Cash, cash equivalents, short term deposits and marketable securities	41,868	46,542	32,122	38,634	35,988
Total assets	87,551	111,950	135,971	152,954	167,003
Total equity	57,188	88,865	105,625	118,361	129,131

Non-GAAP Financial Data:

	December 31,
	2011	2012	2013
	(unaudited)
	(U.S. dollars in thousands)
Non-GAAP operating income	$14,538	$18,641	$22,693
Non-GAAP net income	14,865	18,318	19,606
Non-GAAP basic net earnings per share	0.41	0.50	0.53
Non-GAAP diluted net earnings per share	0.40	0.49	0.52

These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;
•	In-process research and development capitalization and amortization;
•	Equity-based compensation expense;
•	Change in valuation of contingent consideration; and
•	Related tax effects of the above items.

We believe that the non-GAAP measures of our financial results set forth above, consisting of non-GAAP operating income, non-GAAP net income, non-GAAP basic earnings per share and non-GAAP diluted earnings per share provide useful information to our management and to investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining executive and senior management incentive compensation and for budgeting and planning purposes. These measures are used in financial reports prepared for management and in quarterly financial reports presented to our Board of Directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those used by other software companies, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in conjunction with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which is set forth below, and not to rely on any single financial measure to evaluate our business.

Reconciliation of GAAP to Non-GAAP Results:

	Year ended December 31,
	2011	2012	2013
	(unaudited)
	(U.S. dollars in thousands, except share and per share data)
GAAP operating income	$14,717	$16,408	$19,127
Amortization of capitalized software and other intangible assets	4,410	6,687	7,724
Capitalization of software development	(5,222)	(4,969)	(4,713)
Stock-based compensation	633	515	325
Change in valuation of contingent consideration	—	—	230
Total adjustments to GAAP	(179)	2,233	3,566
Non-GAAP operating income	14,538	18,641	22,693
GAAP net income	$15,044	$16,183	$15,880
Amortization of capitalized software and other intangible assets	4,410	6,687	7,724
Capitalization of software development	(5,222)	(4,969)	(4,713)
Stock-based compensation	633	515	325
Change in valuation of contingent consideration	—	—	230
Unwinding of discount in connection with liabilities due to acquisitions	—	—	407
Amortization expenses attributed to redeemable non-controlling interests	—	—	(164)
Deferred taxes on the above items	—	(98)	(83)
Total adjustments to GAAP	(179)	2,135	3,726
Non-GAAP net income	14,865	18,318	19,606
Non-GAAP basic net earnings per share	0.41	0.50	0.53
Weighted average number of shares used in computing basic net earnings per share	36,268	36,502	36,835
Non-GAAP diluted net earnings per share	0.40	0.49	0.52
Weighted average number of shares used in computing basic net earnings per share	37,137	37,198	37,337

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We are dependent on a limited number of core product families and services and a decrease in revenues from these products and services would adversely affect our business, results of operations and financial condition; our future success will be largely dependent on the acceptance of future releases of our core product families and if we are unsuccessful with these efforts, our business, results of operations and financial condition will be adversely affected.

We derive a significant portion of our revenues from sales of application platforms and integration products primarily under our Magic xpa, Magic xpi and AppBuilder brands and from related professional services, software maintenance and technical support as well as from other IT professional services, which include IT consulting and staffing services. Our future growth depends heavily on our ability to effectively develop and sell new products developed by us or acquired from third parties as well as add new features to existing products. A decrease in revenues from our principal products and services would adversely affect our business, results of operations and financial condition.

Our future success will also be dependent on the continued acceptance of Magic xpa and Magic xpi. The continued acceptance of these products will be dependent in part on the continued acceptance and growth of the cloud market, including rich internet applications, or RIAs, mobile and software as a service, or SaaS, for which they are particularly useful and advantageous. We will need to continue to enhance our products to meet evolving requirements and if new versions of such products are not accepted, our business, results of operations and financial condition may be adversely affected.

Rapid technological changes may adversely affect the market acceptance of our products and services, and our business, results of operations and financial condition could be adversely affected.

We compete in a market that is characterized by rapid technological changes. Other companies are also seeking to offer software solutions, enterprise mobility solutions and Internet-related solutions, such as cloud computing, to generate growth. These companies may develop technological or business model innovations in the markets that we seek to address that are, or are perceived to be, equivalent or superior to our products. In addition, our customers’ business models may change in ways that we do not anticipate and these changes could reduce or eliminate our customers’ needs for our products and services. Our operating results depend on our ability to adapt to market changes and develop and introduce new products and services into existing and emerging markets.

The introduction of new technologies and devices could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by:

•	Supporting existing and emerging hardware, software, databases and networking platforms; and
•	Developing and introducing new and enhanced software development technology and applications that keep pace with such technological developments, emerging new product markets and changing customer requirements.

In addition, if release dates of any future products or enhancements are delayed or if they fail to achieve market acceptance when released, our business, financial condition and results of operations could be adversely affected.

Adapting to evolving technologies can require substantial financial investments, distract management and adversely affect the demand for our existing products and services.

Adapting to evolving technologies may require us to invest a significant amount of resources into the development, integration, support and marketing of those technologies. The acceptance and growth of cloud computing and enterprise mobility are examples of rapidly changing technologies which we have adapted into our products. This required us to make a substantial financial investment to develop and implement cloud computing and enterprise mobility into our software solution models and has required significant attention from our management to refine our business strategies to include the delivery of these solutions. As the market continues to adopt these new technologies, we expect to continue to make substantial investments in our service solutions and system integrations related to these changing technologies. Even if we succeed in adapting to a new technology by developing attractive products and services and successfully bringing them to market, there is no assurance that the new product or service will have a positive impact on our financial performance and could even result in lower revenue, lower margins and higher costs and therefore could negatively impact our financial performance.

If our customers terminate contracted projects or choose not to retain us for additional projects, or if we are restricted from providing services to our customers’ competitors, our revenues and profitability may be negatively affected.

Our IT professional services customers typically retain us on a non-exclusive basis. Many of our customer contracts, including those that are on a fixed price and timeframe basis, can be terminated by the customer with or without cause upon 90 days’ notice or less, and generally without termination-related penalties. Additionally, our contracts with customers are typically limited to discrete projects without any commitment to a specific volume of business or future work and may involve multiple stages. In addition, the increased breadth of our service offerings may result in larger and more complex projects for our customers that require us to devote resources to more thoroughly understand their operations. Despite these efforts, our customers may choose not to retain us for additional stages or may cancel or delay planned or existing engagements due to any number of factors, including:

•	a customer’s financial difficulties;
•	a change in a customer’s strategic priorities;
•	a customer’s demand for price reductions; and
•	a decision by a customer to utilize its in-house IT capacity or work with our competitors.

These potential terminations, cancellations or delays in planned or existing engagements could make it difficult for us to use our personnel efficiently and may negatively impact our revenues and profitability.

We enter into fixed-price contracts that could subject us to losses in the event we fail to properly estimate our costs.

We enter into a number of firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. Because many of these contracts involve new technologies and applications, unforeseen events, such as technological difficulties and other cost overruns, can result in the contract pricing becoming less favorable or even unprofitable to us and have an adverse impact on our financial results.

If we fail to meet our customers’ performance expectations, our reputation may be harmed, causing us to lose customers or exposing us to legal liability.

Our ability to attract and retain customers depends to a large extent on our relationships with our customers and our reputation for high quality solutions, professional services and integrity. As a result, if a customer is not satisfied with our services or solutions, including those of subcontractors we engage, our reputation may be damaged. Our failure to meet these goals or a customer’s expectations may result in a less profitable or an unprofitable engagement. Moreover, if we fail to meet our customers’ expectations, we may lose customers and be subject to legal liability, particularly if such failure adversely impacts our customers’ businesses.

In addition, a portion of our projects may be considered critical to the operations of our customers’ businesses. Our exposure to legal liability may be increased in the case of outsourcing contracts in which we become more involved in our customers’ operations. While we typically strive to include provisions designed to limit our exposure to legal claims relating to our services and the solutions we develop, these provisions may not adequately protect us or may not be enforceable in all cases. The general liability insurance coverage that we maintain, including coverage for errors and omissions, is subject to important exclusions and limitations. We cannot be certain that this coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our profitability.

We face intense competition in the markets in which we operate. This competition could adversely affect our business, results of operations and financial condition.

We compete with other companies in the areas of application platforms, business integration and business process management, or BPM, tools, and in the applications, mobile solutions, and services markets in which we operate. The growth of the cloud computing market has increased the competition in these areas. We expect that such competition will increase in the future, both with respect to our technology, applications and services which we currently offer and applications and services which we and other vendors are developing. Increased competition, direct and indirect, could adversely affect our business, financial condition and results of operations.

We also compete with other companies in the technical IT consulting and staffing services industry. This industry is highly competitive and fragmented and has low entry barriers. We, through three of our subsidiaries in the United States and three of our subsidiaries in Israel, compete for potential customers with providers of outsourcing services, systems integrators, computer systems consultants, other providers of technical IT consulting services and, to a lesser extent, temporary personnel agencies. We expect competition to increase, and we may not be able to remain competitive.

Some of our existing and potential competitors are larger companies, have substantially greater resources than us, including financial, technological, marketing, skilled human resources and distribution capabilities, and enjoy greater market recognition than us. We may not be able to differentiate our products and services from those of our competitors, offer our products as part of integrated systems or solutions to the same extent as our competitors, or successfully develop or introduce new products that are more cost-effective, or offer better performance than our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

As we derive a portion of our revenues from the Israeli government, a reduction of government spending in Israel on IT services may reduce, our revenues and profitability; and any delay in its annual budget approval process may negatively impact our cash flows.

We perform work for a wide range of Israeli governmental agencies. Any reduction in total Israeli government spending for political or economic reasons, such as occurred in the Israeli recession ending in 2004 or the current European recession, may reduce our revenues and profitability. In addition, the government of Israel has experienced significant delays in the approval of its annual budget in recent years. Such delays in the future could negatively affect our cash flows by delaying receipt of payment from the government of Israel for services performed.

We may encounter difficulties in realizing the potential financial or strategic benefits of recent business acquisitions. We expect to make additional acquisitions in the future that could disrupt our operations and harm our operating results.

It is a part of our business strategy to pursue acquisitions and other initiatives in order to expand our product offerings or services or otherwise enhance our market position and strategic strengths. In the past four years we made a number of acquisitions, including: (i) our distributor in South Africa, Magix Integration (Proprietary) Ltd., or Magix Integration, which specializes in the software integration and application development of our platforms as well as the support of large-scale and complex systems in the public and financial sectors in South Africa; (ii) the AppBuilder activity of BluePhoenix Solutions Ltd., or AppBuilder, a development platform for managing, maintaining, and reusing business applications required by large-scale enterprises; (iii) Complete Business Solutions Ltd., a software solution provider and a Business Partner of SAP; (iv) Comm-IT Group, a software and systems development house that specializes in providing advanced IT and communications services and solutions, project and product consultation, installation and implementation of databases and software integration; (v) Dario Solutions IT Ltd., a provider of software integration and software solutions for large and mid-range customers in Israel and Microsoft Gold Level Partner; (vi) Valinor Ltd., a Microsoft Certified Partner and a Oracle Gold Level Partner that specializes in project and product consultation, and the installation and implementation of databases; and (vii) the enterprise division of Allstates Technical Services, LLC, a U.S.-based full-service provider of consulting and staffing solutions for IT, Engineering and Telecom personnel.

Mergers and acquisitions of companies are inherently risky and subject to many factors outside of our control and no assurance can be given that our future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition. In the future, we may seek to acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in the future in order to expand our business. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results. Prior acquisitions have resulted in a wide range of outcomes, from successful introduction of new products and technologies to a failure to do so. Even when an acquired company has previously developed and marketed products, there can be no assurance that new product enhancements will be made in a timely manner or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products. If we acquire other businesses, we may face difficulties, including:

•	Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired businesses or enterprises;
•	Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;
•	Potential difficulties in completing projects associated with in-process research and development;
•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
•	Insufficient revenue to offset increased expenses associated with acquisitions; and
•	The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans.

If we fail to manage our growth, our business could be disrupted and our profitability will likely decline.

We have experienced rapid growth during the last five years, through both acquisitions and organic growth. The number of our employees increased from 393 as of December 31, 2009 to approximately 1,300 as of December 31, 2013 and may increase further as we aim to enhance our businesses. This increase may significantly strain our management and other operational and financial resources. In particular, continued headcount growth increases the integration challenges involved in:

•	recruiting, training and retaining skilled technical, marketing and management personnel;
•	maintaining high quality standards;
•	preserving our corporate culture, values and entrepreneurial environment;
•	developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal controls; and
•	maintaining high levels of customer satisfaction.

The rapid execution necessary to exploit the market for our business model requires an effective planning and management process. Our systems, procedures or controls may not be adequate to support the growth in our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model. Our future operating results will also depend on our ability to expand our development, sales and marketing organizations. If we are unable to manage growth effectively, our profitability will likely decline.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue.

We have experienced, and in the future may continue to experience, significant fluctuations in our quarterly results of operations. Factors that may contribute to fluctuations in our quarterly results of operations include:

•	The size and timing of orders;
•	The high level of competition that we encounter;
•	The timing of our products introductions or enhancements or those of our competitors or of providers of complementary products;
•	Market acceptance of our new products, applications and services;
•	The purchasing patterns and budget cycles of our customers and end-users;
•	The mix of product sales;
•	Exchange rate fluctuations;
•	General economic conditions; and
•	The integration of newly acquired businesses.

Our customers ordinarily require the delivery of our products promptly after we accept their orders. With the exception of contracts for services, we usually do not have a backlog of orders for our products. Consequently, revenues from our products in any quarter depend on orders received and products provided by us and accepted by the customers in that quarter. A deferral in the placement and acceptance of any large order from one quarter to another could adversely affect our results of operations for the prior quarter. Our customers sometimes require an acceptance test for services we provide and as a result, we may have a significant backlog of orders for our services. Our revenues from services depend on orders received and services provided by us and accepted by our customers in that quarter. If sales in any quarter do not increase correspondingly or if we do not reduce our expenses in response to level or declining revenues in a timely fashion, our financial results for that quarter may be adversely affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on the results of our operations in any particular quarter as an indication of future performance.

The revenues in one of our principal IT professional services subsidiaries are dependent upon one key customer and a significant decrease in revenues from such customer could adversely affect our business, results of operations and financial condition.

The revenues in one of our principal IT professional services subsidiaries are dependent upon Ericsson Inc., or Ericsson, which is currently our largest customer, accounting for 25%, 19% and 13% of our total revenues for the years ended December 31, 2011, 2012 and 2013, respectively. The decline in revenues reflects the completion of certain projects. We do not know if, or for how much longer, Ericsson will continue to utilize the IT professional services of such subsidiary. Under a recently entered into master services agreement, Ericsson may terminate its agreement upon a 30 days’ notice without any penalty. The termination of our agreement with Ericsson or a significant decrease in revenues may adversely affect our business, results of operations and financial condition.

We are a defendant in an arbitration proceeding and have been found to have breached the non-disclosure agreement. Based on such decision, the arbitrator may assess significant damages against us, which could adversely affect our results of operations and financial condition.

In August 2009, a software company and one of its owners filed an arbitration proceeding against us and one of our subsidiaries, claiming an alleged breach of a non-disclosure agreement between the parties. The plaintiffs are seeking damages in the amount of approximately NIS 52 million (approximately $15 million). The arbitrator determined that both we and our subsidiary breached the non-disclosure agreement. Closing summaries regarding damages have been filed by both parties, but the arbitrator has not yet rendered his ruling. In June 2011, the plaintiffs filed a motion to allow them to amend the claim by adding new causes of action and increasing the damages claimed in the lawsuit by approximately NIS 238 million (approximately $69 million), based on new arguments. Following discussions, the arbitrator rejected the motion and determined that if the plaintiffs wish to claim the additional damages (and the addition causes of action) they should do so in a separate legal proceeding. To date, the plaintiffs have not filed an additional lawsuit. We recorded an accrual to cover damages to be awarded, if any, based on the conclusions of the financial expert opinion that we filed in the arbitration proceedings. At this time, given the multiple uncertainties involved and in large part to the highly speculative nature of the damages sought by the plaintiff and the wide discretion given to the arbitrator in quantifying and awarding damages, we are unable to estimate the amount of the probable loss, if any, to be recognized or whether our accrual will be sufficient to cover the damages that may be awarded. An unfavorable decision as to damages, or the initiation of new proceedings against us by the plaintiffs could adversely affect our results of operations and financial condition.

The increasing amount of intangible assets and goodwill recorded on our balance sheet may lead to significant impairment charges in the future.

We regularly review our long-lived assets, including identifiable intangible assets and goodwill, for impairment. Goodwill and indefinite life intangible assets are subject to impairment review at least annually. Other long-lived assets are reviewed when there is an indication that impairment may have occurred. The amount of goodwill and identifiable intangible assets on our consolidated balance sheet has increased significantly from $26.9 million as of December 31, 2009 to $87.9 million as of December 31, 2013 as a result of our acquisitions, and may increase further following future acquisitions. Impairment testing under U.S. GAAP may lead to further impairment charges in the future. Any significant impairment charges could have a material adverse effect on our results of operations.

If we fail to attract and retain highly skilled IT professionals, we may not have the necessary resources to properly staff projects and competition for such professionals may adversely affect our business, results of operations and financial condition.

Our success depends largely on the contributions of our employees and our ability to attract and retain qualified personnel, including technology, consulting, engineering, marketing and management professionals and also upon our ability to attract and retain qualified computer professionals to serve as temporary IT personnel. Competition for the limited number of qualified professionals with a working knowledge of certain sophisticated computer languages is intense. We compete for technical personnel with other providers of technical IT consulting and staffing services, systems integrators, providers of outsourcing services, computer systems consultants, customers and, to a lesser extent, temporary personnel agencies. A shortage of, and significant competition for software professionals with the skills and experience necessary to perform the required services, may require us to forego projects for lack of resources and may adversely affect our business, results of operations and financial condition. In addition, our ability to maintain and renew existing engagements and obtain new business for our contract IT professional services operations depends, in large part, on our ability to hire and retain technical personnel with the IT skills that keep pace with continuing changes in software evolution, industry standards and technologies, and customer preferences. Demand for qualified professionals conversant with certain technologies may exceed supply as new and additional skills are required to keep pace with evolving computer technology or as competition for technical personnel increases. Increasing demand for qualified personnel could also result in increased expenses to hire and retain qualified technical personnel and could adversely affect our profit margins.

We derive a significant portion of our revenues from independent distributors who are under no obligation to purchase our products and the loss of such independent distributors could adversely affect our business, results of operations and financial condition.

We sell our products through our own direct sales representatives and offices, as well as through third parties that use our technology to develop and sell solutions to their customers (ISVs) and also through system integrators. The ISVs then sell the applications they develop on the Magic xpa or AppBuilder application platforms to end-users. In some regions, especially in Asia-Pacific, Eastern Europe, Spain, Italy, South America and a few countries in the Mediterranean area, we sell our products through a broad distribution and sales network, including independent regional distributers. We are dependent upon the acceptance of our products by our ISVs and independent distributors and their active marketing and sales efforts. Typically, our arrangements with our independent distributors do not require them to purchase specified amounts of products or prevent them from selling competitive products. Our ISVs may stop using our technology to develop and selling solutions to end-users. Similarly, our independent distributors may stop, or may not give a high priority to, marketing and supporting our products. Our results of operations could be adversely affected by a decline in the number of ISVs utilizing our technology and by changes in the financial condition, business, marketing strategies, local and global economic conditions, or results of our independent distributors. If any of our distribution relationships are terminated, we may not be successful in replacing them on a timely basis, or at all. In addition, we will need to develop new sales channels for new products, and we may not succeed in doing so. Any changes in our distribution and sales channels, or our inability to establish effective distribution and sales channels for new markets, could adversely impact our ability to sell our products and result in a loss of revenues and profits.

Unfavorable national and global economic conditions could adversely affect our business, operating results and financial condition.

During periods of slowing economic activity our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economies throughout the world currently face a number of challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Notwithstanding the improving economic conditions in some of our markets, many companies are still cutting back expenditures or delaying plans to add additional personnel or systems. Any further worsening of the global economic condition could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral. Any of these events would likely harm our business, operating results and financial condition.

Changes in the ratio of our revenues generated from different revenue elements may adversely affect our gross profit margins.

We derive our revenues from the sale of software licenses, related professional services, maintenance and technical support as well as from other IT professional services. Our gross margin is affected by the proportion of our revenues generated from the sale of each of those elements of our revenues. Our revenues from the sale of our software licenses, related professional services, maintenance and technical support have higher gross margins than our revenues from IT professional services. Our software licenses revenues include the sale of third party software licenses, which have a lower gross margin than sales of our proprietary software products. Any increase in the portion of third party software license sales out of total license sales will decrease our gross profit margin. If the relative proportion of our revenues from the sale of IT professional services increases as a percentage of our total revenues, our gross profit margins may decline in the future.

Our success depends in part upon the senior members of our management team, and our inability to attract and retain them or attract suitable replacements could have a negative effect on our ability to operate our business.

We are dependent on the senior members of our management team. We do not maintain key man life insurance for any of the senior members of our management team. Competition for senior management in our industry is intense, and we may not be able to retain our senior management personnel or attract and retain new senior management personnel in the future. The loss of one or more members of our senior management team could have a negative effect on our ability to attract and retain customers, execute our business strategy and otherwise operate our business, which could reduce our revenues, increase our expenses and reduce our profitability.

We may encounter difficulties with our international operations and sales which could adversely affect our business, results of operations and financial condition.

While our principal executive offices are located in Israel, 93%, 91% and 83% of our sales in the years ended December 31, 2011, 2012 and 2013, respectively, were generated in other regions and countries including, but not limited to the United States, Europe, Japan, Asia-Pacific, India and South Africa. Our success in becoming a stronger competitor in the sale of application platforms, integration solutions and professional services is dependent upon our ability to increase our sales in all our markets. Our efforts to increase our penetration into these markets are subject to risks inherent to such markets, including the high cost of doing business in such locations. Our efforts may be costly and they may not result in profits, which could adversely affect our business, results of operations and financial condition.

Our international operation subjects us to many risks inherent to international business activities, including:

•	Limitations and disruptions resulting from the imposition of government controls;
•	Changes in regulatory requirements;
•	Export license requirements;
•	Economic or political instability;
•	Trade restrictions;
•	Changes in tariffs;
•	Currency fluctuations;
•	Difficulties in the collection of receivables;
•	Foreign tax consequences;
•	Greater difficulty in safeguarding intellectual property; and
•	Difficulties in managing overseas subsidiaries and international operations.

We may encounter significant difficulties in connection with the sale of our products and services in international markets as a result of one or more of these factors and our business, results of operations and financial condition could be adversely affected.

Currency exchange rate fluctuations in the markets in which we conduct business could adversely affect our business, results of operations and financial condition.

Our financial statements are stated in U.S. dollars, our functional currency. However, in the years ended December 31, 2011, 2012 and 2013, approximately 46%, 49% and 51% of our revenues, respectively, were derived from sales outside the United States, particularly Europe, Japan and Asia-Pacific, Israel, the United Kingdom and South Africa. We also maintain substantial non-U.S. dollar balances of assets, including cash and accounts receivable, and liabilities, including accounts payable. Similarly, a significant portion of our expenses, primarily salaries, related personnel expenses, subcontractors expenses and the leases of our offices and related administrative expenses, were incurred outside the United States. Therefore, fluctuations in the value of the currencies in which we do business relative to the U.S. dollar, primarily NIS, euros and Japanese yen, may adversely affect our business, results of operations and financial condition, by decreasing the U.S. dollar value of assets held in other currencies and increasing the U.S. dollar amount of liabilities payable in other currencies, or by decreasing the U.S. dollar value of our revenues in other currencies and increasing the U.S. dollar amount of our expenses in other currencies. Even if we use derivatives or other instruments to hedge part or all of our exposures from time to time, they may not effectively eliminate such risk, if at all.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber attack, malware, computer viruses and other means of unauthorized access. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors for our application platforms as well as in the process and business integration technologies and IT services market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Maintaining the security of our products, computers and networks is a critical issue for us and our customers. Security researchers, criminal hackers and other third parties regularly develop new techniques to penetrate computer and network security measures. In addition, hackers also develop and deploy viruses, worms and other malicious software programs, some of which may be specifically designed to attack our products, systems, computers or networks. Additionally, outside parties may attempt to fraudulently induce our employees or users of our products to disclose sensitive information in order to gain access to our data or our customers’ data. These potential breaches of our security measures and the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees or our customers, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability or fines for us, damage our brand and reputation or otherwise harm our business.

Our products have a lengthy sales cycle which could adversely affect our revenues.

Our customers typically use our technologies to develop and deploy as well as to integrate applications that are critical to their businesses. As a result, the licensing and implementation of our technologies generally involves a significant commitment of attention and resources by prospective customers. Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us. Our sales cycle, which generally ranges from three to eighteen months, can be further extended for sales made through third party distributors. We spend substantial time, effort and money in our sales efforts without any assurance that such efforts will produce any sales.

Our products may contain defects that may be costly to correct, delay their market acceptance and expose us to difficulties in the collection of receivables and to litigation.

Despite our regular quality assurance testing, as well as testing performed by our partners and end-users who participate in our beta-testing programs, errors may be found in our software products or in applications developed with our technology. This risk is exacerbated by the fact that a significant percentage of the applications developed with our technology were and are likely to continue to be developed by our ISVs, system integrators and enterprises over which we exercise no supervision or control. If defects are discovered, we may not be able to successfully correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products, as well as difficulties in the collection of receivables and litigation, and could damage our reputation.

Our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims that may not be effective or enforceable under the laws of some jurisdictions. Also, the professional liability insurance that we maintain may not be sufficient against potential claims. Accordingly, we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

Our success and ability to compete depend in large part upon our ability to protect our proprietary technology. We rely on a combination of trade secret and copyright laws and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology. We do not have any patents.

Our policy is to require employees and consultants to execute confidentiality and non-compete agreements upon the commencement of their relationships with us. These measures may not be adequate to protect our technology from third-party infringement, and our competitors might independently develop technologies that are substantially equivalent or superior to ours. Additionally, our products may be sold in foreign countries that provide less protection for intellectual property rights than that provided under U.S. or Israeli laws.

Third parties have in the past, and may in the future, claim that we infringe upon their intellectual property rights and could harm our business.

From time to time third parties have in the past, and may in the future, assert infringement claims against us or claim that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. Intellectual property litigation is expensive and any court ruling against us or infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend any such claims, which will adversely affect our financial condition and results of operations.

Any unauthorized, and potentially improper, actions of our personnel could adversely affect our business, operating results and financial condition.

The recognition of our revenue depends on, among other things, the terms negotiated in our contracts with our customers. Our personnel may act outside of their authority and negotiate additional terms without our knowledge. We have implemented policies to help prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that our sales personnel negotiate terms that do not appear in the contract and of which we are unaware, whether such additional terms are written or verbal, we could be prevented from recognizing revenue in accordance with our plans. Furthermore, depending on when we learn of unauthorized actions and the size of the transactions involved, we may have to restate revenue for a previously reported period, which would seriously harm our business, operating results and financial condition.

Because we are controlled by Formula Systems (1985) Ltd. and Asseco Poland S.A., investors will not be able to affect the outcome of shareholder votes.

Formula Systems (1985) Ltd., or Formula Systems (symbol: FORTY), an Israeli company whose shares trade on the NASDAQ Global Select Market and the TASE, directly owned 19,160,044 or 51.6%, of our outstanding ordinary shares as of February 18, 2014. Asseco Poland S.A., or Asseco, a Polish company listed on Warsaw Stock Exchange, owns 48.2% of the outstanding shares of Formula Systems. Although transactions between us and our controlling shareholders are subject to special approvals under Israeli law, Formula Systems and Asseco will be able to exercise control over our operations and business strategy and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, Formula Systems and Asseco will be able to control most matters requiring shareholder approval, including the election of our directors (subject to a special majority required for the election of external directors). Such concentration of ownership may have the effect of delaying or preventing an acquisition or a change in control of us.

If we are unable to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the reliability of our financial statements may be questioned and our share price may suffer.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. To comply with this statute, we are required to document and test our internal control over financial reporting, and our independent registered public accounting firm must issue an attestation report on our internal control procedures, and our management is required to assess and issue a report concerning our internal control over financial reporting. Our efforts to comply with these requirements have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities, and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Related to Our Ordinary Shares

Our share price has been volatile in the past and may continue to be susceptible to significant market price and volume fluctuations in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future. In 2011 and 2012 our share price on the NASDAQ Global Select market declined by 20% and 7%, respectively, while in 2013, our share price increased by 59%. Our market price and volume may fluctuate in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;
•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	Announcements of technological innovations or new products by us or our competitors;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Changes in the status of our intellectual property rights;
•	Announcements by third parties of significant claims or proceedings against us;
•	Additions or departures of key personnel;
•	The public’s response to our press releases, our other public announcements and our filings with the SEC and the Israeli Securities Authority;
•	Announcement of dividends;
•	Future sales of our ordinary shares by our directors, officers and significant shareholders;
•	Political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events;
•	Other events or factors in any of the markets in which we operate, including those resulting from war, incidents of terrorism, natural disasters or responses to such events; and
•	General trends of the stock markets.

Domestic and international stock markets often experience extreme price and volume fluctuations. The market prices of ordinary shares of software companies have been extremely volatile. Stock prices of many software companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies.

In the past, securities class action litigation has often been brought against registrants following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded primarily on the NASDAQ Global Select Market and on the TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market and NIS on the TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets may differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

The trading volume of our shares has been low in the past and may be low in the future, resulting in lower than expected market prices for our shares.

Our shares have traded at low volumes in the past and may trade at low volumes in the future for reasons that may be related or unrelated to our performance. This may result in a lack of liquidity, which could negatively affect the market price for our ordinary shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) for the taxable year produce or are held for the production of passive income. Based on certain estimates of our gross income and gross assets, our intended use of proceeds of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2014. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2014 taxable year until after the close of the year. In determining the average quarterly value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to the sum of the aggregate value of our outstanding shares (our “market capitalization”) plus our liabilities. We intend to take the position that the excess of our market capitalization plus liabilities over the book value of our assets may generally be treated as non-passive assets to the extent of our non-passive activities. Accordingly, we may become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash. As we have not designated specific uses for all of the net proceeds we receive from this offering, we may retain a significant portion of those net proceeds in the form of short-term investments or bank deposits for a prolonged period, which could affect our PFIC status in future years. There can be no assurance that we will not be considered a PFIC for any taxable year.

If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. United States residents should carefully read “United States Federal Income Taxation” below for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

Risks Related to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are organized under the laws of the State of Israel, and our principal executive offices and manufacturing and research and development facilities are located in Israel. As a result, political, economic and military conditions affecting Israel directly influence us.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2014. Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decrease in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. Although these matters have not had any material effect on our business and results of operations to date, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, there are a number of countries and organizations that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries and organizations. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be adversely affected by the obligation of our personnel to perform military service.

Many of our executive officers and employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

We currently have the ability to benefit from government tax benefits, which may be cancelled or reduced in the future.

We are currently eligible to receive tax benefits under programs of the Government of Israel. In order to maintain our eligibility for these tax benefits, we must continue to meet specific requirements. If we fail to comply with these requirements in the future, such tax benefits may be cancelled.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

We are organized in Israel and some of our directors and executive officers reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, most of our assets and the assets of some of our executive officers are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. These provisions of Israeli corporate and tax law may have the effect of delaying, preventing or complicating a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are organized under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ general meeting’s approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company. The Israeli Companies Law does not establish criteria for determining whether or not a shareholder has acted in good faith.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Stock Market Rules. Among other things, as a foreign private issuer we may also follow home country practice with regard to, the composition of the board of directors, director nomination procedure, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules. In addition, as foreign private issuer, we are not required to file quarterly reviewed financial statements. A foreign private issuer that elects to follow a home country practice instead of such requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $     million, based on the public offering price of $     per share, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily for our general corporate purposes, which may include the funding of our working capital needs and the funding of potential acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013,

•	on an actual basis, and
•	on an as adjusted basis to give effect to the receipt by us of estimated net proceeds of $ million from the issuance and sale of ordinary shares offered by us, after deducting the underwriting discount and estimated offering expenses payable by us.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2013 included in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated herein by reference.

	As of December 31, 2013
	Actual	As Adjusted*
	(in thousands)
Cash and cash equivalents	$35,134	$
Long-term debt	$2,274	$
Equity:
Ordinary shares $0.01 par value (50,000,000 shares authorized); Issued 37,155,355, actual; as adjusted	826
Additional paid-in capital	127,060
Retained earnings	430
Accumulated other comprehensive income	(172)
Non controlling interest	987
Total equity	129,131
Total capitalization	$130,418	$

The above table excludes:

•	626,280 ordinary shares issuable upon the exercise of stock options outstanding as of February 26, 2014, having a weighted average exercise price of $3.31 per share; and
•	an aggregate of 1,134,231 ordinary shares reserved under warrants we issued in December 2010, which expire in May 2014 and have an exercise price of $7.75. In the event that the warrants are exercised in full, we will receive additional proceeds of approximately $8.8 million.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market and on the TASE under the symbol “MGIC.”

Annual Stock Information

The following table sets forth, for each of the years indicated, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market (for periods from January 3, 2011) or the NASDAQ Global Market (for periods prior to January 3, 2011) and the TASE:

	NASDAQ		TASE*
	High	Low	High	Low
Year
2009	$2.50	$0.98	$2.38	$1.04
2010	$8.43	$1.55	$8.11	$1.56
2011	$9.74	$3.91	$9.55	$3.95
2012	$7.32	$3.76	$7.42	$3.94
2013	$7.18	$4.53	$7.06	$4.73

*	The U.S. dollar price of ordinary shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

Quarterly Stock Information

The following table sets forth, for each of the financial quarters in the two most recent financial years, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		TASE*
	High	Low	High	Low
2012
First Quarter	$7.32	$4.97	$7.42	$4.98
Second Quarter	$6.60	$5.33	$6.65	$5.47
Third Quarter	$5.63	$4.01	$5.66	$3.98
Fourth Quarter	$4.92	$3.76	$4.99	$3.94
2013
First Quarter	$5.47	$4.53	$5.36	$4.60
Second Quarter	$5.59	$4.91	$5.65	$4.83
Third Quarter	$6.95	$5.40	$6.85	$5.50
Fourth Quarter	$7.18	$6.12	$7.23	$6.18
2014
First Quarter (through February 26, 2014)	$9.60	$7.12	$9.39	$7.01

*	The U.S. dollar price of ordinary shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

Monthly Stock Information

The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		TASE*
	High	Low	High	Low
August 2013
September 2013
October 2013	$6.92	$6.12	$6.92	$6.16
November 2013	$6.56	$6.25	$6.64	$6.23
December 2013	$7.18	$6.62	$7.27	$6.63
January 2014	$8.25	$7.12	$8.76	$7.03
February 2014 (through February 26, 2014)	$9.60	$7.68	$9.39	$7.67

*	The U.S. dollar price of ordinary shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

MATERIAL TAX CONSIDERATIONS

The following is a short summary of the material provisions of the tax environment to which shareholders may be subject. This summary is based on the current provisions of tax law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts.

The summary does not address all of the tax consequences that may be relevant to all purchasers of our ordinary shares in light of each purchaser’s particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of our ordinary shares should consult their own tax adviser as to the United States, Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares. The following is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal adviser.

Israeli Tax Considerations

The following is a summary of some of the current tax law applicable to companies in Israel, with special reference to its effect on us. The following also contains a discussion of specified Israeli tax consequences to our shareholders and government programs benefiting us. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

General Corporate Tax Structure

The Israeli corporate tax rate was 24% in 2011, 25% in 2012 and 25% in 2013. The corporate tax rate increased to 26.5% in 2014.

Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959

Certain of our facilities have been granted “approved enterprise” status under the Law for the Encouragement of Capital Investments, 1959, as amended, or the Investment Law.

Tax Benefits for Income from Approved Enterprises Approved Before April 1, 2005

Prior to April 1, 2005, the Investment Law provided that a proposed capital investment in production facilities or other eligible facilities may be designated as an “approved enterprise.” Each approval for an approved enterprise relates to a specific investment program that is defined both by the financial scope of the investment, including sources of funds, and by the physical characteristics of the facility or other assets. The tax benefits relate only to taxable profits attributable to the specific program and are contingent upon meeting the criteria set out in the certificate of approval.

Prior to April 1, 2005, an approved enterprise was entitled to either receive a grant from the Government of Israel or an alternative package of tax benefits, referred to as the Alternative Benefits. We elected to forego the entitlement to grants and elected the Alternative Benefits package, under which undistributed income that we generate from our approved enterprises will be completely tax exempt. The period of such tax exemption for a company electing the Alternative Benefits ranges between two and ten years, depending upon the location within Israel and the type of the approved enterprise. Because we are located in Or Yehuda, the period of such tax exemption is two to four years.

On expiration of the exemption period, the approved enterprise would be eligible for beneficial tax rates otherwise available for approved enterprises under the Investment Law (for our company, a rate of 25%) for the remainder of the otherwise applicable benefits period.

Alternative Benefits are available until the earlier of (i) seven consecutive years, commencing in the year in which the specific approved enterprise first generates taxable income, (ii) 12 years from commencement of production and (iii) 14 years from the date of approval of the approved enterprise status.

Dividends paid out of income generated by an approved enterprise (or out of dividends received from a company whose income is derived from an approved enterprise) are generally subject to withholding tax at the rate of 15%. This withholding tax is deductible at source by the approved enterprise. The 15% tax rate is limited to dividends and distributions out of income derived during the benefits period and actually paid at any time up to 12 years thereafter. Since we elected the Alternative Benefits track, we will be subject to payment of corporate tax at the rate of 25% in respect of the gross amount of the dividend that we may distribute out of profits which were exempt from corporate tax in accordance with the provisions of the Alternative Benefits track. If we are also deemed to be a “Foreign Investors’ Company,” or FIC, and if the FIC (the definition of which appears below) is at least 49% owned by non-Israeli residents, the corporate tax rate paid by us in respect of the dividend we may distribute from income derived by our approved enterprises during the tax exemption period may be taxed at a lower rate.

Since we have elected the Alternative Benefits package, we are not obliged to attribute any part of dividends that we may distribute to exempt profits, and we may decide from which year’s profits to declare dividends. We currently intend to reinvest any income that we may in the future derive from our approved enterprise programs and not to distribute the income as a dividend.

If we qualify as a FIC, our approved enterprises will be entitled to additional tax benefits. Subject to certain conditions, a FIC is a company with a level of foreign investment of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. Such a company will be eligible for an extension of the period during which it is entitled to tax benefits under its approved enterprise status (so that the benefit periods may be up to ten years) and for further tax benefits if the level of foreign investment exceeds 49%.

The Investment Center of the Ministry of Industry and Trade has granted approved enterprise status under Israeli law to eight investment programs at our manufacturing facility. We have elected the Alternative Benefits package with respect to each of these approved enterprise programs. The benefits available to an approved enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval, as described above. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, together with consumer price index linkage adjustment and interest.

Tax Benefits under an Amendment that Became Effective on April 1, 2005

On April 1, 2005, an amendment to the Investment Law became effective. The Investment Law provides that terms and benefits included in any certificate of approval that was granted before the 2005 amendment came into effect will remain subject to the provisions of the Investment Law as they were on the date of such approval.

Under the 2005 amendment it is no longer necessary for a company to acquire approved enterprise status in order to receive the tax benefits previously available under the Alternative Benefits provisions. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the amendment.

Tax benefits are available under the 2005 amendment to production facilities (or other eligible facilities), which are generally required to derive more than 25% of their business income from export. In order to receive the tax benefits, the amendment states that the company must make an investment which meets all the conditions set out in the amendment for tax benefits and exceeds a minimum amount specified in the Investment Law. Such investment allows the company to receive a “benefited enterprise” status, and may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the benefited enterprise, referred to as the Year of Election. Where the company requests to have the tax benefits apply to an expansion of existing facilities, only the expansion will be considered to be a benefited enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a benefited enterprise is required to exceed a certain amount or certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 amendment to qualifying income of a benefited enterprise are determined by the geographic location of the benefited enterprise. The location will also determine the period for which tax benefits are available.

Dividends paid out of income derived by a benefited enterprise will be treated similarly to payment of dividends by an approved enterprise under the Alternative Benefits track. Therefore, dividends paid out of income derived by a benefited enterprise (or out of dividends received from a company whose income is derived from a benefited enterprise) are generally subject to withholding tax at the rate of 15% (deductible at source) subject to the rates under any applicable double tax treaty. The reduced rate of 15% is limited to dividends and distributions out of income derived from a benefited enterprise during the benefits period and actually paid at any time up to 12 years thereafter. A company qualifying for tax benefits under the amendment which pays a dividend out of income derived by its benefited enterprise during the tax exemption period will be subject to tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, (or lower in the case of a qualified “FIC” which is at least 49% owned by non-Israeli residents). The dividend recipient would be subject to tax at the rate of 15% on the amount received which tax would be deducted at source.

As a result of the 2005 amendment, tax-exempt income generated under the provisions of the amended law will subject us to taxes upon distribution of the tax-exempt income to shareholders or liquidation of the company, and we may be required to record a deferred tax liability with respect to such tax-exempt income. The 2005 amendment sets a minimal amount of foreign investment required for a company to be regarded a FIC.

In December 2010, the Knesset passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011, which, among other things, includes an amendment to the Investment Law, effective as of January 1, 2011. According to the 2010 amendment, the benefit tracks under the Investment Law were modified and a uniform tax rate will apply to companies eligible for the “Preferred Enterprise” status. In order to be eligible for preferred enterprise status, a company must meet minimum requirements to establish that it contributes to the country's economic growth and is a competitive factor for the gross domestic product. Companies may elect to irrevocably implement the amendment (while waiving benefits provided under the Investment Law as currently in effect) and subsequently would be subject to the amended tax rates as follows: in peripheral regions (Development Area A) the reduced tax rate is 10% in 2011 and 2012, 7% in 2013 and 9% in 2014. In other regions the tax rate is 15% in 2011 and 2012, 12.5% in 2013 and 16% in 2014. Preferred Enterprises in peripheral regions will be eligible for Investment Center grants, as well as the applicable reduced tax rates.

Dividends paid out of income attributed to a Preferred Enterprise during 2014 and thereafter are generally subject to withholding tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (however, if afterward distributed to individuals or non-Israeli company a withholding of 20% or such lower rate as may be provided in an applicable tax treaty, will apply).

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects if the expenditures are approved by the relevant Israeli government ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three-year period. However, expenditures made out of proceeds made available to us through government grants are not deductible according to Israeli law.

Law for the Encouragement of Industry (Taxes), 1969

Under the Law for the Encouragement of Industry (Taxes), 1969, the following preferred corporate tax benefits, among others, are available to “Industrial Corporations,” as such term is defined in such Law, which may be applicable to us:

•	Amortization of purchases of know-how and patents over eight years for tax purposes.
•	Amortization of expenses incurred in connection with certain public security issuances over a three-year period.
•	Tax exemption for shareholders who held shares before a public offering on capital gains derived from the sale (as defined by law) of securities, if realized after more than five years from the public issuance of additional securities of the company. (As of November 1994, this exemption was repealed, however, it applies to our shareholders pursuant to a grand-fathering clause.) This exemption applies only to gains that accrued before January 1, 2003.
•	Accelerated depreciation rates on equipment and buildings.

Israeli Capital Gains Tax

Israeli Resident Shareholders

In 2011, an individual was subject to a 20% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder with 10% or more of the right to profits, right to nominate a director and voting rights) in the company issuing the shares. A substantial shareholder will be subject to tax at a rate of 25% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he had been a substantial shareholder.

Pursuant to the Tax Burden Law, the capital gain tax rate applicable to individuals was raised from 20% to 25% from 2012 and onwards (or from 25% to 30% if the selling individual shareholder is a substantial shareholder at any time during the 12-month period preceding the sale.

Non-Israeli Resident Shareholders

Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company; or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. As mentioned above, Real Capital Gain derived by a company is generally subject to tax at the corporate tax rate (25% in 2012 and 2013, 26.5% in 2013) or, if derived by an individual, at the rate of 25%, or 30% in case of “substantial shareholder”. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 50% for an individual in 2014).

Shareholders who are non-Israeli residents (individuals and corporations) are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the TASE or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel, (ii) the shares were purchased after being listed on a recognized stock exchange outside of Israel, and (iii) such shareholders are not subject to the Inflationary Adjustments Law. However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (a) has a controlling interest of 25% or more in such non-Israeli corporation, or (b) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, a sale of securities may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, which we refer to as the U.S.-Israel Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a

U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset is exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding such sale, exchange or disposition; (ii) the shareholder, being an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; or (iii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder which is maintained in Israel. In either case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Treaty does not provide such credit against any U.S. state or local taxes.

Payors of consideration for traded securities, like our ordinary shares, including the purchaser, the Israeli stockbroker effectuating the transaction, or the financial institution through which the sold securities are held, are required, subject to any of the foregoing exemptions and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the sale of publicly traded securities from the consideration or from the Real Capital Gain derived from such sale, as applicable, at the rate of 26.5%.

Israeli Tax on Dividend Income

Israeli Resident Shareholders

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our ordinary shares (other than bonus shares or share dividends) at 20%, or 25% if the recipient of such dividend is a substantial shareholder at the time of distribution or at any time during the preceding 12-month period. Pursuant to the Tax Burden Law, as of 2013 such tax rate is 25%, or 30% if the dividend recipient is a substantial shareholder at the time of distribution or at any time during the preceding 12-month period. However, dividends distributed from taxable income accrued during the period of benefit of an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are subject to withholding tax at the rate of 15%, if the dividend is distributed during the tax benefit period under the Investment Law or within 12 years after that period. An average rate will be set in case the dividend is distributed from mixed types of income (regular and Approved/Benefited/Preferred income).

Non-Israeli Resident Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli withholding tax on the receipt of dividends paid for publicly traded shares, like our ordinary shares, at the rate of 25%, so long as the shares are registered with a Nominee Company) or 15% if the dividend is distributed from income attributed to our Approved Enterprises, unless a reduced rate is provided under an applicable tax treaty. For example, under the U.S.-Israel Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise are subject to a withholding tax rate of 15% for such a U.S. corporation shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, a Benefitted Enterprise or a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in United States tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Payors of dividend on our ordinary shares, including the Israeli stockbroker effectuating the transaction, or the financial institution through which the securities are held, are required, subject to any of the foregoing exemptions and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the distribution of dividend at the rate of 25% – 26.5% (for corporations and individuals).

United States Federal Income Taxation

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares. This description addresses only the U.S. federal income tax considerations that are relevant to U.S. Holders (as defined below) who hold ordinary shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the U.S.-Israel Tax Treaty (the “Treaty”), all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. This description does not address all tax considerations that may be relevant with respect to an investment in ordinary shares. This description does not account for the specific circumstances of any particular investor, such as:

•	broker-dealers,
•	financial institutions,
•	certain insurance companies,
•	investors liable for alternative minimum tax,
•	real estate investment trusts, regulated investment companies or grantor trusts,
•	dealers or traders in securities, commodities or currencies,
•	tax-exempt organizations,
•	non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar,
•	persons who hold the ordinary shares through partnerships or other pass-through entities,
•	persons who acquire their ordinary shares through the exercise or cancellation of employee stock options or otherwise as compensation for services,
•	investors that actually or constructively own 10% or more of our shares by vote or value, and
•	investors holding ordinary shares as part of a straddle, or appreciated financial position or a hedging or conversion transaction.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns ordinary shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns ordinary shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of ordinary shares.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local or foreign taxation.

You are urged to consult your tax advisors regarding the foreign and U.S. federal, state and local tax consequences of an investment in ordinary shares.

For purposes of this summary, a U.S. Holder is:

•	an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. See “— Passive Foreign Investment Companies” below.

Taxation of Distributions

Subject to the discussion, below, under the heading “— Passive Foreign Investment Companies,” the gross amount of any distributions received with respect to ordinary shares, including the amount of any Israeli taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Because we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the entire amount of any distribution generally will be reported as dividend income to you. Dividends are included in gross income as ordinary income. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in the ordinary shares and any amount in excess of your tax basis will be treated as gain from the sale of ordinary shares. See “— Disposition of Ordinary Shares” below for a discussion of the taxation of capital gains. Our dividends will not qualify for the dividends-received deduction generally available to corporations under section 243 of the Code.

Dividends that we pay in NIS, including the amount of any Israeli taxes withheld therefrom, will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would be treated as U.S.-source ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of NIS.

Subject to complex limitations, some of which vary depending upon the U.S. Holder’s circumstances, any Israeli withholding tax imposed on dividends paid with respect to ordinary shares will be a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, alternatively, for deduction against income in determining such tax liability). The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends generally will be treated as foreign-source passive category income or, in the case of certain U.S. Holders, general category income for U.S. foreign tax credit purposes. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate (see discussion below). A U.S. Holder may be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares if such U.S. Holder fails to satisfy certain minimum holding period requirements or to the extent such holder’s position in our ordinary shares is hedged. The rules relating to the determination of the foreign tax credit are complex, and you should consult with your personal tax advisors to determine whether and to what extent you would be entitled to this credit.

Subject to certain limitations, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at the lower long-term capital gain rates. Distributions taxable as dividends paid on the ordinary shares should qualify for a reduced rate provided that either: (i) we are entitled to benefits under the

Treaty or (ii) the ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Treaty and that the ordinary shares currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ordinary shares will remain readily tradable. The rate reduction does not apply unless certain holding period requirements are satisfied, nor does it apply to dividends received from a passive foreign investment company (see discussion below) or in respect of certain risk reduction transactions or in certain other situations. The legislation enacting the reduced tax rate on qualified dividend income contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate. U.S. Holders of ordinary shares should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Disposition of Ordinary Shares

If you sell or otherwise dispose of ordinary shares, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in ordinary shares, in each case determined in U.S. dollars. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you have held the ordinary shares for more than one year at the time of the sale or other disposition. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate. In general, any gain that you recognize on the sale or other disposition of ordinary shares will be U.S.-source for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. Deduction of capital losses is subject to certain limitations under the Code.

In the case of a cash basis U.S. Holder who receives NIS in connection with the sale or disposition of ordinary shares, the amount realized will be based on the U.S. dollar value of the NIS received with respect to the ordinary shares as determined on the settlement date of such exchange. A cash basis U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ordinary shares that are traded on an established securities market, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or disposition of such ordinary shares.

Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

Passive Foreign Investment Companies

We will be considered a PFIC, for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. Included in the calculation of our income and assets is our proportionate share of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, by value. If we were determined to be a PFIC for U.S. federal income tax purposes, unfavorable and highly complex rules would apply to U.S. Holders owning ordinary shares directly or indirectly. Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

Based on our current and projected income, assets and activities, we believe that we are not currently a PFIC, nor do we expect to become a PFIC in the foreseeable future. However, because the determination of whether we are a PFIC is based upon the composition of our income and assets from time to time, there can be no assurance that we will not become a PFIC for any future taxable year. In particular, in determining the average quarterly value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to the sum of the aggregate value of our outstanding shares (our “market capitalization”) plus our liabilities. We intend to take the position that the excess of our market capitalization plus liabilities over the book value of our assets may generally be treated as non-passive assets to the extent of our non-passive activities. Accordingly, we may become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash. As we have not designated specific uses for all of the net proceeds we receive from this offering, we may retain a significant portion of those net proceeds in the form of short-term investments or bank deposits for a prolonged period, which could affect our PFIC status in future years.

If we are treated as a PFIC for any taxable year, unless you elect either to treat your investment in ordinary shares as an investment in a “qualified electing fund”, by making a “QEF election” or to “mark-to-market” your ordinary shares, as described below,

•	you would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of ordinary shares ratably over your holding period for such ordinary shares,
•	the amount allocated to the current taxable year, and to any taxable years in your holding period prior to the first day in which we were treated as a PFIC will be treated as ordinary income, and
•	the amount allocated to each prior taxable year during which we are considered a PFIC would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year.

If we were a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the underlying shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules to any of our subsidiaries.

If you make either a timely QEF election or a timely mark-to-market election in respect of your ordinary shares, you would not be subject to the rules described above. You would not be eligible to make a QEF election unless we comply with certain information reporting requirements. We do not intend to provide the information necessary for U.S. Holders to make QEF elections.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such ordinary shares are “regularly traded” on a “qualified exchange.” In general, our ordinary shares will be treated such as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our ordinary shares are listed on the Tel Aviv Stock Exchange. However, no assurance can be given that our ordinary shares will be regularly traded on a “qualified exchange” for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If you elect to “mark to market” your ordinary shares, you will generally include in income, in each year in which we are considered a PFIC, any excess of the fair market value of the ordinary shares at the close of each tax year over your adjusted basis in the ordinary shares. If the fair market value of the ordinary shares had depreciated below your adjusted basis at the close of the tax year, you may generally deduct the excess of the adjusted basis of the ordinary shares over its fair market value at that time. However, such deductions would generally be limited to the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years. A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ordinary shares with respect to which the mark-to-market election is made in a year in which we are classified as a PFIC, is treated as ordinary income or loss (except that loss on a disposition of ordinary shares is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years). Gain or loss from the disposition of ordinary shares (as to which a mark-to-market election was made) in a year in which we are no longer classified as a PFIC, will be capital gain or loss.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file an IRS Form 8621 with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.

Additional Tax on Investment Income

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains from the sale or exchange of our ordinary shares.

Backup Withholding and Information Reporting

Payments in respect of ordinary shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at the rate of 28%. Backup withholding will not apply, however, if you (i) are a corporation or fall within certain exempt categories, and demonstrate the fact when so required, or (ii) furnish a correct taxpayer identification number and make any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

U.S. individuals that hold certain specified foreign financial assets, including stock in a foreign corporation, with values in excess of certain thresholds are required to file with their U.S. federal income tax return Form 8938, on which information about the assets, including their value, is provided. Taxpayers who fail to file the form when required are subject to penalties. An exemption from reporting applies to foreign assets held through a financial institution. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Barclays Capital Inc. and William Blair & Company, L.L.C. are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 6-K, each of the underwriters named below has severally agreed to purchase from us the respective number of ordinary shares opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
William Blair & Company, L.L.C.
Maxim Group LLC
H.C. Wainwright & Co., L.L.C.
Total

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the ordinary shares offered hereby (other than those ordinary shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;
•	the representations and warranties made by us to the underwriters are true;
•	there is no material change in our business or in the financial markets; and
•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $     per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $    (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of      shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than      shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors and executive officers and Formula Systems (1985) Ltd. have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc. and William Blair & Company, L.L.C., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and ordinary shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ordinary shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible, exercisable or exchangeable into ordinary shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or
•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Barclays Capital Inc. and William Blair & Company, L.L.C.

Barclays Capital Inc. and William Blair & Company, L.L.C., in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release ordinary shares and other securities from lock-up agreements, Barclays Capital Inc. and William Blair & Company, L.L.C. will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each referred to herein as a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (referred to as the Relevant Implementation Date), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive, including;
(a)	(in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and
(b)	(in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2)

of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive)(i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under Israeli Securities Law, and has not been filed with or approved by the Israeli Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with shareholders’ equity in excess of 50 million Israeli new shekels and high net worth individuals who meet the qualifications specified in the law, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as the institutional investors). Israeli institutional investors are required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this prospectus supplement and the accompanying prospectus in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, referred to as the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Residents of Canada

The ordinary shares may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Herzog Fox & Neeman, Tel Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel with respect to Israeli law, and by White & Case LLP, New York, New York with respect to U.S. law.

EXPERTS

Our consolidated financial statements as of December 31, 2012 and 2013 and for each of the three years in the periods ended December 31, 2013 and included in our Annual Report on Form 20-F for the year ended December 31, 2013 and incorporated by reference into this Registration Statement, and the effectiveness of the company’s internal control over financial reporting as of December 31, 2013, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm, as set forth in their reports thereon incorporated herein by reference, which as to the years 2011, 2012 and 2013 are based in part on the reports of Levy Cohen & Co. and KDA Audit Corporation independent auditors. These consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of that firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. In addition, even if any Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a matter of fact, which can be a time-consuming and costly process. Certain matters of procedures will also be governed by Israeli law. There is a little binding case law in Israel addressing these matters. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment is no longer appealable;
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;
•	there was no due process;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;
•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or
•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act (File Number 333-192241), with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We file annual and special reports and other information with the SEC (File Number 000-19415). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 000-19415). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the year ended December 31, 2013; and
•	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2013.

In addition, we may incorporate by reference into this prospectus our Reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the Report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Magic Software Enterprises Ltd., 5 Haplada Street, Or-Yehuda 60218, Israel, Attn: Amit Birk, telephone number +972-3-538-9292. You may also obtain information about us by visiting our website at www.magicsoftware.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. We have been making all required filings with the SEC electronically, and these filings are available via the Internet at the SEC’s website at http://www.sec.gov. In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the SEC to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

PROSPECTUS

MAGIC SOFTWARE ENTERPRISES LTD.

$60,000,000
Ordinary Shares
Subscription Rights
Warrants
Debt Securities
Units

We may offer to the public from time to time in one or more series or issuances:

•	ordinary shares;
•	subscription rights to purchase ordinary shares;
•	warrants to purchase ordinary shares or debt securities;
•	debt securities consisting of debentures, notes or other evidences of indebtedness; or
•	units consisting of any of the forgoing securities.

We refer to the ordinary shares, warrants and debt securities collectively as “securities” in this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the symbol “MGIC.” On December 18, 2013, the last reported sale price of an ordinary share of our company on the NASDAQ Global Select Market was $6.90.

The securities will have a total public offering price not to exceed $60,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 16.

Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 3 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we”, “us”, “Magic” and “our” mean Magic Software Enterprises Ltd. and its subsidiaries, unless otherwise indicated.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Magic Software Enterprises Ltd.

Magic Software Enterprises Ltd. develops, markets, sells and supports an application platform and business and process integration solutions and offers information technology, or IT, professional services. Our products and services are available through a global network of regional offices, independent software vendors, or ISVs, system integrators, distributors and value added resellers as well as original equipment manufacturers and consulting partners in approximately 50 countries. Our offerings provide our partners and customers with the ability to develop business applications, leverage existing IT resources, enhance business agility, and focus on core business priorities to gain maximum return on their existing and new IT investments. We are known for our metadata driven, code-free approach, allowing users to focus on business logic rather than technology requirements. This approach forms the driving principle of both our Magic xpa application platform and our Magic xpi integration platform. Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “MGIC” and are also traded on the Tel Aviv Stock Exchange, or TASE.

Corporate Information

We were incorporated under the laws of the State of Israel in February 1983 as Mashov Software Export (1983) Ltd. and we changed our name to Magic Software Enterprises Ltd. in 1991. We are a public limited liability company and operate under the Israeli Companies Law 1999 and associated legislation. Our registered offices and principal place of business are located at 5 Haplada Street, Or-Yehuda 60218, Israel, and our telephone number is +972-3-538-9292. Our U.S. subsidiary, Magic Software Enterprises Inc., is located at 23046 Avenida de la Carlota, Laguna Hills, CA 92653. Our website address is www.magicsoftware.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Related to Our Business and Our Industry

We are dependent on a limited number of core product families and services and a decrease in revenues from these products and services would adversely affect our business, results of operations and financial condition; our future success will be largely dependent on the acceptance of future releases of our core products and if we are unsuccessful with these efforts, our business, results of operations and financial condition will be adversely affected.

We derive a significant portion of our revenues from sales of application platforms and integration products primarily under our Magic xpa, Magic xpi and AppBuilder brands and from related professional services, software maintenance and technical support as well as from other IT professional services, which include IT consulting and staffing services. Our future growth depends heavily on our ability to effectively develop and sell new products developed by us or acquired from third parties as well as add new features to existing products. A decrease in revenues from our principal products and services would adversely affect our business, results of operations and financial condition.

Our future success will also be dependent on the continued acceptance of Magic xpa and Magic xpi. The continued acceptance of these products rely in part on the continued acceptance and growth of the cloud market, including rich internet applications, mobile and software as a service, or SaaS, for which they are particularly useful and advantageous. We will need to continue to enhance our products and if new versions of such products are not accepted, our business, results of operations and financial condition may be adversely affected.

Rapid technological changes may adversely affect the market acceptance of our products and services, and our business, results of operations and financial condition could be adversely affected; adapting to evolving technologies can require substantial financial investments, distract management and adversely affect the demand for our existing products or services.

We compete in a market that is characterized by rapid technological changes. Other companies are also seeking to offer Internet-related solutions, such as cloud computing, to generate growth. These companies may develop technological or business model innovations in the markets that we seek to address that are, or are perceived to be, equivalent or superior to our products. In addition, our customers’ business models may change in ways that we do not anticipate and these changes could reduce or eliminate our customers’ needs for our products and services. Our operating results depend on our ability to adapt to market changes and develop and introduce new products and services into existing and emerging markets.

The introduction of new technologies and devices could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by:

•	Supporting existing and emerging hardware, software, databases and networking platforms; and
•	Developing and introducing new and enhanced software development technology and applications that keep pace with such technological developments, emerging new markets and changing customer requirements.

Adapting to evolving technologies can require substantial financial investments, distract management and adversely affect the demand for our existing products and services. In addition, if release dates of any future products or enhancements are delayed or if they fail to achieve market acceptance when released, our business, financial condition and results of operations could be adversely affected.

Adapting to evolving technologies may require us to invest a significant amount of resources into the development, integration and marketing of those technologies. The acceptance and growth of cloud computing and enterprise mobility are examples of rapidly changing technologies that we have adapted and productized. This adaptation already required us to make a substantial financial investment to develop and implement cloud computing and enterprise mobility into our software solution models and has required significant attention from our management to refine our business strategies to include the delivery of these solutions. As the market continues to adopt these new technologies, we expect to continue to make substantial investments in our service solutions and system integrations related to these changing technologies. Even if we succeed in adapting to a new technology by developing attractive products and services and successfully bringing them to market, there is no assurance that the new product or service will have a positive impact on our financial performance and could even result in lower revenue, lower margins and higher costs and therefore could negatively impact our financial performance.

We face intense competition in the markets in which we operate. This competition could adversely affect our business, results of operations and financial condition.

We compete with other companies in the areas of application platforms, business integration and business process management, or BPM, tools, and in the applications and services markets in which we operate. The growth of the SaaS market has increased the competition in these areas. We expect that such competition will increase in the future, both with respect to our technology, applications and services which we currently offer and applications and services which we and other vendors are developing. Increased competition, direct and indirect, could adversely affect our business, financial condition and results of operations.

We also compete with other companies in the technical IT consulting and staffing services industry. This industry is highly competitive and fragmented and has low entry barriers. We, through three of our subsidiaries in the United States and three of our subsidiaries in Israel, compete for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of technical IT consulting services and, to a lesser extent, temporary personnel agencies. We expect competition to increase, and we may not be able to remain competitive.

Some of our existing and potential competitors are larger companies, have substantially greater resources than us, including financial, technological, marketing, skilled human resources and distribution capabilities, and enjoy greater market recognition than us. We may not be able to differentiate our products and services from those of our competitors, offer our products as part of integrated systems or solutions to the same extent as our competitors, or successfully develop or introduce new products that are more cost-effective, or offer better performance than our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue.

We have experienced, and in the future may continue to experience, significant fluctuations in our quarterly results of operations. Factors that may contribute to fluctuations in our quarterly results of operations include:

•	The size and timing of orders;
•	The high level of competition that we encounter;
•	The timing of our products introductions or enhancements or those of our competitors or of providers of complementary products;
•	Market acceptance of our new products, applications and services;
•	The purchasing patterns and budget cycles of our customers and end-users;

•	The mix of product sales;
•	Exchange rate fluctuations;
•	General economic conditions; and
•	The integration of newly acquired businesses.

Our customers ordinarily require the delivery of our products promptly after we accept their orders. With the exception of contracts for services, we usually do not have a backlog of orders for our products. Consequently, revenues from our products in any quarter depend on orders received and products provided by us and accepted by the customers in that quarter. A deferral in the placement and acceptance of any large order from one quarter to another could adversely affect our results of operations for the prior quarter. Our customers sometimes require an acceptance test for services we provide and as a result, we may have a significant backlog of orders for our services. Our revenues from services depend on orders received and services provided by us and accepted by our customers in that quarter. If sales in any quarter do not increase correspondingly or if we do not reduce our expenses in response to level or declining revenues in a timely fashion, our financial results for that quarter may be adversely affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on the results of our operations in any particular quarter as an indication of future performance.

Unfavorable national and global economic conditions could adversely affect our business, operating results and financial condition.

During periods of slowing economic activity our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economies throughout the world currently face a number of challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Notwithstanding the improving economic conditions in some of our markets, many companies are still cutting back expenditures or delaying plans to add additional personnel or systems. Any further worsening of the global economic condition could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral. Any of these events would likely harm our business, operating results and financial condition.

We may encounter difficulties in realizing the potential financial or strategic benefits of recent business acquisitions. We expect to make additional acquisitions in the future that could disrupt our operations and harm our operating results.

It is a part of our business strategy to pursue acquisitions and other initiatives in order to expand our product offerings or services or otherwise enhance our market position and strategic strengths. In the past three years we made a number of acquisitions, including: (i) our distributer in South Africa, Magix Integration (Proprietary) Ltd., or Magix Integration, which specializes in the software integration and application development of our platforms as well as the support of large-scale and complex systems in the public and financial sectors in South Africa; (ii) the AppBuilder activity of BluePhoenix Solutions Ltd., or AppBuilder, a development platform for managing, maintaining, and reusing business applications required by large-scale enterprises; (iii) Complete Business Solutions Ltd., a software solution provider and a Business Partner of SAP; and (iv) Comm-IT Group, a software and systems development house that specializes in providing advanced IT and communications services and solutions.

Acquisitions involve numerous risks, including the following:

•	Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired businesses or enterprises;
•	Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;
•	Potential difficulties in completing projects associated with in-process research and development;

•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;
•	Initial dependence on unfamiliar supply chains or relatively small supply partners;
•	Insufficient revenue to offset increased expenses associated with acquisitions; and
•	The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans.

Mergers and acquisitions of companies are inherently risky and subject to many factors outside of our control and no assurance can be given that our future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results. Prior acquisitions have resulted in a wide range of outcomes, from successful introduction of new products and technologies to a failure to do so. Even when an acquired company has previously developed and marketed products, there can be no assurance that new product enhancements will be made in a timely manner or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

The revenues of our principal IT professional services subsidiary are dependent upon one key customer and a significant decrease in revenues from such customer could adversely affect our business, results of operations and financial condition.

The revenues of our principal IT professional services subsidiary are dependent upon Ericsson Inc., or Ericsson, which is currently our largest customer, accounting for 29%, 25%, 19% 22% and 14% of our total revenues in 2010, 2011 and 2012 and the six month periods ended June 30, 2012 and 2013, respectively. We do not know if, or for how much longer, Ericsson will continue to purchase the IT professional services of such subsidiary. A significant decrease in revenues from Ericsson may adversely affect our business, results of operations and financial condition.

We derive a significant portion of our revenues from independent distributors who are under no obligation to purchase our products and the loss of such independent distributors could adversely affect our business, results of operations and financial condition.

We sell our products through our direct sales representatives, as well as through third parties that use our technology to develop and sell solutions to their customers, referred to as ISVs or Magic Solution Providers, or MSPs, and also through system integrators. These independent MSPs then sell the applications they develop on the Magic xpa platform to end-users. In some regions, especially in Asia-Pacific, Eastern Europe, Spain, Italy, South America and a few countries in the Mediterranean area, we sell our products through regional distributors. We are dependent upon the acceptance of our products by our independent distributors and their active marketing and sales efforts. Typically, our arrangements with our independent distributors do not require them to purchase specified amounts of products or prevent them from selling non-competitive products. The independent distributors may not continue, or may not give a high priority to, marketing and supporting our products. Our results of operations could be adversely affected by changes in the financial condition, business, marketing strategies, local and global economic conditions, or results of our independent distributors.

We may lose independent distributors and we may not succeed in developing new distribution channels which could adversely affect our business, results of operations and financial condition.

If any of our distribution relationships are terminated, we may not be successful in replacing them on a timely basis, or at all. In addition, we will need to develop new sales channels for new products, and we may not succeed in doing so. Any changes in our distribution and sales channels, or our inability to establish effective distribution and sales channels for new markets, could adversely impact our ability to sell our products and result in a loss of revenues and profits.

Changes in the ratio of our revenues generated from different revenue elements may adversely affect our gross profit margins.

We derive our revenues from the sale of software licenses, related professional services, maintenance and technical support as well as from other IT professional services. Our gross margin is affected by the proportion of our revenues generated from the sale of each of those elements of our revenues. Our revenues from the sale of our software licenses, related professional services, maintenance and technical support have higher gross margins than our revenues from other IT professional services. Our software licenses revenues include the sale of third party software licenses, which have a lower gross margin than sales of our software products. Any increase in the portion of third party software license sales out of total license sales will decrease our gross profit margin. If the relative proportion of our revenues from the sale of IT professional services increases as a percentage of our total revenues, our gross profit margins may decline in the future.

We derive a significant portion of our revenues from IT professional services. Our ability to attract and retain qualified computer professionals may adversely affect our business, results of operations and financial condition.

The success of our IT professional services is dependent upon our ability to attract and retain qualified computer professionals to serve as temporary IT personnel. Competition for the limited number of qualified professionals with a working knowledge of certain sophisticated computer languages is intense. We compete for technical personnel with other providers of technical IT consulting and staffing services, systems integrators, providers of outsourcing services, computer systems consultants, clients and, to a lesser extent, temporary personnel agencies. A shortage of, and significant competition for, software professionals with the skills and experience necessary to perform the services offered by these subsidiaries may adversely affect our business, results of operations and financial condition. In addition, our ability to maintain and renew existing engagements and obtain new business for our contract IT professional services operations depends, in large part, on our ability to hire and retain technical personnel with the IT skills that keep pace with continuing changes in software evolution, industry standards and technologies, and client preferences. Demand for qualified professionals conversant with certain technologies may outstrip supply as new and additional skills are required to keep pace with evolving computer technology or as competition for technical personnel increases. Increasing demand for qualified personnel could also result in increased expenses to hire and retain qualified technical personnel and could adversely affect our profit margins.

Our widespread operations may strain our management, operational and financial resources and could adversely affect our business, results of operations and financial condition.

Our widespread operations have significantly strained our management, operational and financial resources in the past. Any future growth may increase this strain. To manage future growth effectively, we may:

•	Expand our operational, management, financial, marketing and research and development functions;
•	Train, motivate, manage and retain qualified employees; and
•	Hire additional personnel.

We may not succeed in managing future growth, which could adversely affect our business, results of operations and financial condition.

We may encounter difficulties with our international operations and sales which could adversely affect our business, results of operations and financial condition.

While our principal executive offices are located in Israel, 95%, 93%, 91%, 92% and 84% of our sales in 2010, 2011 and 2012 and the six month periods ended June 30, 2012 and 2013, respectively, were generated in other countries and regions including, but not limited to the United States, Europe, Japan, Asia-Pacific, India and South Africa. Our success in becoming a stronger competitor in the sale of application platforms and integration solutions is dependent upon our ability to increase our sales in all our markets. Our efforts to increase our penetration into these markets are subject to risks inherent to such markets, including the high cost of doing business in such locations. Our efforts may be costly and they may not result in profits, which could adversely affect our business, results of operations and financial condition.

Our international operation subjects us to many risks inherent to international business activities, including:

•	Limitations and disruptions resulting from the imposition of government controls;
•	Changes in regulatory requirements;
•	Export license requirements;
•	Economic or political instability;
•	Trade restrictions;
•	Changes in tariffs;
•	Currency fluctuations;
•	Difficulties in the collection of receivables;
•	Foreign tax consequences;
•	Greater difficulty in safeguarding intellectual property;
•	Difficulties in managing overseas subsidiaries and international operations; and

We may encounter significant difficulties in connection with the sale of our products and services in international markets as a result of one or more of these factors and our business, results of operations and financial condition could be adversely affected.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber attack, malware, computer viruses and other means of unauthorized access. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors for our application platforms as well as in the process and business integration technologies and IT services market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Maintaining the security of our products, computers and networks is a critical issue for us and our customers. Security researchers, criminal hackers and other third parties regularly develop new techniques to penetrate computer and network security measures. In addition, hackers also develop and deploy viruses, worms and other malicious software programs, some of which may be specifically designed to attack our products, systems, computers or networks. Additionally, outside parties may attempt to fraudulently induce our employees or users of our products to disclose sensitive information in order to gain access to our data or our customers’ data. These potential breaches of our security measures and the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees or our customers, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability or fines for us, damage our brand and reputation or otherwise harm our business.

Currency exchange rate fluctuations in the markets in which we conduct business could adversely affect our business, results of operations and financial condition.

Our financial statements are stated in U.S. dollars, our functional currency. However, in 2011 and 2012, over 46% and 49% of our revenues, respectively, were derived from sales outside the United States, particularly Europe, Japan, Israel, the United Kingdom and South Africa. We also maintain substantial non-U.S. dollar balances of assets, including cash and accounts receivable, and liabilities, including accounts payable. Therefore, fluctuations in the value of the currencies in which we do business relative to the U.S. dollar may adversely affect our business, results of operations and financial condition, by decreasing the U.S. dollar value of assets held in other currencies and increasing the U.S. dollar amount of liabilities payable in other currencies, or by decreasing the U.S. dollar value of our revenues in other currencies and increasing the U.S. dollar amount of our expenses in other currencies. Even if we use derivatives or other instruments to hedge part or all of our exposures from time to time, they may not effectively eliminate such risk, if at all.

The increasing amount of intangible assets and goodwill recorded on our balance sheet may lead to significant impairment charges in the future.

We regularly review our long-lived assets, including identifiable intangible assets and goodwill, for impairment. Goodwill and indefinite life intangible assets are subject to impairment review at least annually. Other long-lived assets are reviewed when there is an indication that impairment may have occurred. The amount of goodwill and identifiable intangible assets on our consolidated balance sheet has increased significantly to $80 million as a result of our acquisitions and capitalized software development costs, and may increase further following future acquisitions. Impairment testing under U.S. GAAP may lead to further impairment charges in the future. Any significant impairment charges could have a material adverse effect on our results of operations.

Our products have a lengthy sales cycle which could adversely affect our revenues.

Our customers typically use our technologies to develop and deploy as well as to integrate applications that are critical to their businesses. As a result, the licensing and implementation of our technologies generally involves a significant commitment of attention and resources by prospective customers. Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us. Our sales cycle can be further extended for sales made through third party distributors.

Our products may contain defects that may be costly to correct, delay their market acceptance and expose us to difficulties in the collection of receivables and to litigation.

Despite our regular quality assurance testing, as well as testing performed by our partners and end-users who participate in our beta-testing programs, errors may be found in our software products or in applications developed with our technology. This risk is exacerbated by the fact that a significant percentage of the applications developed with our technology were and are likely to continue to be developed by our ISV partners and system integrators over whom we exercise no supervision or control. If defects are discovered, we may not be able to successfully correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products, as well as difficulties in the collection of receivables and litigation, and could damage our reputation.

Our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims that may not be effective or enforceable under the laws of some jurisdictions. Also, the professional liability insurance that we maintain may not be sufficient against potential claims. Accordingly, we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

Our success and ability to compete depend in large part upon our ability to protect our proprietary technology. We rely on a combination of trade secret and copyright laws and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology. We do not have any patents.

Our policy is to require employees and consultants to execute confidentiality and non-compete agreements upon the commencement of their relationships with us. These measures may not be adequate to protect our technology from third-party infringement, and our competitors might independently develop technologies that are substantially equivalent or superior to ours. Additionally, our products may be sold in foreign countries that provide less protection for intellectual property rights than that provided under U.S. or Israeli laws.

Third parties have in the past, and may in the future, claim that we infringe upon their intellectual property rights and could harm our business.

From time to time third parties have in the past, and may in the future, assert infringement claims against us or claim that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. Intellectual property litigation is expensive and any court ruling against us or infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend any such claims, which will adversely affect our financial condition and results of operations.

We may be unable to attract, train and retain qualified personnel, which could adversely affect our business, results of operations and financial condition.

In the event our business grows in the future, we will need to hire additional qualified personnel. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. We may not be able to attract the personnel we need. Any loss of members of senior management or key technical personnel, or any failure to attract or retain highly qualified employees as needed, could have an adverse effect on our business, financial condition and results of operations.

Because we are controlled by Formula Systems (1985) Ltd. and Asseco Poland S.A., investors will not be able to affect the outcome of shareholder votes.

Formula Systems (1985) Ltd., or Formula Systems (symbol: FORTY), an Israeli company whose shares trade on the NASDAQ Global Select Market and the TASE, directly owned 19,160,044 or 52.1%, of our outstanding ordinary shares as of June 30, 2013. Asseco Poland S.A., or Asseco, a Polish company listed on Warsaw Stock Exchange, owns 43.36% of the outstanding shares of Formula Systems. Although transactions between us and our controlling shareholders are subject to special approvals under Israeli law, Formula Systems and Asseco will be able to exercise control over our operations and business strategy and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, Formula Systems and Asseco will be able to control most matters requiring shareholder approval, including the election of our directors (subject to a special majority required for the election of external directors). Such concentration of ownership may have the effect of delaying or preventing an acquisition or a change in control of us.

If we are unable to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the reliability of our financial statements may be questioned and our share price may suffer.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. To comply with this statute, we are required to document and test our internal control over financial reporting, and our independent registered public accounting firm must issue an attestation report on our internal control procedures, and our management is required to assess and issue a report concerning our internal control over financial reporting. Our efforts to comply with these requirements have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities, and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Related to Ownership of Our Ordinary Shares

Our share price has been volatile in the past and may continue to be susceptible to significant market price and volume fluctuations in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future. While in 2010 our share price increased by 170%, in 2011 and 2012 our share price dropped by 20% and 7%, respectively. Our market price and volume may fluctuate in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;
•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	Announcements of technological innovations or new products by us or our competitors;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Changes in the status of our intellectual property rights;
•	Announcements by third parties of significant claims or proceedings against us;
•	Additions or departures of key personnel;
•	The public’s response to our press releases, our other public announcements and our filings with the SEC and the Israeli Securities Authority;
•	Adoption of a dividend policy;
•	Future sales of our ordinary shares by our directors, officers and significant shareholders;
•	Political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events;
•	Other events or factors in any of the markets in which we operate, including those resulting from war, incidents of terrorism, natural disasters or responses to such events; and
•	General trends of the stock markets.

Domestic and international stock markets often experience extreme price and volume fluctuations. The market prices of ordinary shares of software companies have been extremely volatile. Stock prices of many software companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies.

In the past, securities class action litigation has often been brought against registrants following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded primarily on the NASDAQ Global Select Market and on the TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market and NIS on the TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets may differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

The trading volume of our shares has been low in the past and may be low in the future, resulting in lower than expected market prices for our shares.

Our shares have traded at low volumes in the past and may trade at low volumes in the future for reasons that may be related or unrelated to our performance. This may result in a lack of liquidity, which could negatively affect the market price for our ordinary shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ordinary shares who are U.S. residents face income tax risks. There is a risk that we will be treated as a PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the U.S. holders of our ordinary shares and would likely cause a reduction in the value of our shares. For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of our assets for the taxable year produce or are held for the production of passive income. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. United States residents should carefully read “Item 10E. Additional Information — Taxation, United States Federal Income Tax Consequences” of our Annual Report on Form 20-F for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

Risks Related to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in, the State of Israel. As a result, political, economic and military conditions affecting Israel directly influence us. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2013. Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. This situation may potentially escalate in the future to violent events which may affect Israel and us. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be adversely affected by the obligation of our personnel to perform military service.

Many of our executive officers and employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

We currently have the ability to benefit from government tax benefits, which may be cancelled or reduced in the future.

We are currently eligible to receive tax benefits under programs of the Government of Israel. In order to maintain our eligibility for these tax benefits, we must continue to meet specific requirements. If we fail to comply with these requirements in the future, such tax benefits may be cancelled.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

We are incorporated in Israel and some of our directors and executive officers reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, most of our assets and the assets of some of our executive officers are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. These provisions of Israeli corporate and tax law may have the effect of delaying, preventing or complicating a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ general meeting’s approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company. The Israeli Companies Law does not establish criteria for determining whether or not a shareholder has acted in good faith.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Stock Market Rules. Among other things, as a foreign private issuer we may also follow home country practice with regard to, the composition of the board of directors, director nomination procedure, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules. A foreign private issuer that elects to follow a home country practice instead of such requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

Our company’s fixed charges are immaterial.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization as of June 30, 2013.

As of June 30, 2013
(U.S. dollars in thousands)
Short-term debt (including current maturities of long term loans and debt)	$93
Long-term loans	359
Total shareholders' equity	120,357
Total liabilities and shareholders' equity	161,156

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “MGIC” and are listed on the Tel Aviv Stock Exchange. On December 18, 2013, the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was $6.90 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $7.02.

Annual Share Price Information

The following table sets forth, for each of the years indicated, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market (for periods from January 3, 2011) or the NASDAQ Global Market (for periods prior to January 3, 2011) and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
Year	High	Low	High	Low
2008	$2.38	$0.94	$2.47	$0.91
2009	$2.50	$0.98	$2.38	$1.04
2010	$8.43	$1.55	$8.11	$1.56
2011	$9.74	$3.91	$9.55	$3.95
2012	$7.32	$3.76	$7.42	$3.94

*	The U.S. dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

Quarterly Share Price Information

The following table sets forth, for each of the financial quarters in the two most recent financial years, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market (for periods from January 3, 2011) or the NASDAQ Global Market (for periods prior to January 3, 2011) and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
	High	Low	High	Low
2011
First quarter	$9.74	$5.04	$8.26	$7.12
Second quarter	$7.75	$4.30	$7.24	$4.75
Third quarter	$6.45	$3.91	$5.21	$4.36
Fourth quarter	$6.38	$3.92	$5.37	$4.66
2012
First quarter	$7.32	$4.97	$7.42	$4.98
Second quarter	$6.60	$5.33	$6.65	$5.47
Third quarter	$5.63	$4.01	$5.66	$3.98
Fourth quarter	$4.92	$3.76	$4.99	$3.94

	NASDAQ		Tel Aviv Stock Exchange*
	High	Low	High	Low
2013
First quarter	$5.58	$4.46	$5.42	$4.53
Second quarter	$5.51	$4.84	$5.56	$4.76
Third quarter	$6.95	$5.32	$6.86	$5.42
Fourth quarter (through December 18, 2013)	$7.17	$6.12	$7.05	$6.14

*	The U.S. dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

Monthly Share Price Information

The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market (for periods from January 3, 2011) or the NASDAQ Global Market (for periods prior to January 3, 2011) and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
	High	Low	High	Low
June 2013	$5.50	$5.17	$5.56	$5.25
July 2013	$6.21	$5.32	$6.14	$5.38
August 2013	$6.62	$5.77	$6.67	$5.66
September 2013	$6.95	$6.56	$6.90	$6.50
October 2013	$6.92	$6.12	$6.88	$6.12
November 2013	$6.62	$6.17	$6.73	$6.22

*	The U.S. dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the U.S. dollar on the same date.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;
•	through one or more agents; or
•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;
•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

•	whether ordinary shares for those securities will be offered under the shareholder purchase rights;
•	the number of those securities or warrants that will be offered under the shareholder purchase rights;
•	the period during which and the price at which the shareholder purchase rights will be exercisable;
•	the number of shareholder purchase rights then outstanding;
•	any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and
•	any other material terms of the shareholder purchase rights.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.

Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 50,000,000 ordinary shares of a nominal value of NIS 0.1 each. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared. The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law. All unclaimed dividends or other monies payable in respect of a share may be invested or otherwise made use of by the Board of Directors for our benefit until claimed. Any dividend unclaimed after a period of three years from the date of declaration of such dividend will be forfeited and will revert to us; provided, however, that the Board of Directors may, at its discretion, cause us to pay any such dividend to a person who would have been entitled thereto had the same not reverted to us. We are not obligated to pay interest or linkage differentials on an unclaimed dividend.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required at any meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third (33%) of the voting rights in the company. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

Under our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon.

Pursuant to our articles of association, our directors (except external directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected. All the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office. Asseco, our controlling shareholder, and Formula Systems, our parent company, will be able to exercise control over the election of our directors (subject to a special majority required for the election of external directors).

Rights to share in the company’s profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders to provide us with additional funds is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to our articles of association, the rights attached to any class of shares may be modified or abrogated by us, subject to the consent in writing of, or sanction of a resolution passed by, the holders of a majority of the issued shares of such class at a separate general meeting of the holders of the shares of such class.

Annual and Extraordinary Meetings

Under the Israeli Companies Law a company must convene an annual meeting of shareholders at least once every calendar year and within fifteen months of the last annual meeting. Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.” In addition, the board must convene an extraordinary general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders holding at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

The Israeli Companies Law requires that mergers between Israeli companies be approved by the board of directors and general meeting of shareholders of both parties to the transaction. The approval of the board of directors of both companies is subject to such boards’ confirmation that there is no reasonable doubt that following the merger the surviving company will be able to fulfill its obligations towards its creditors. Each company must notify its creditors about the contemplated merger. Under the Israeli Companies Law, our articles of association are deemed to include a requirement that such merger be approved by an extraordinary resolution of the shareholders, as explained above. The approval of the merger by the general meetings of shareholders of the companies is also subject to additional approval requirements as specified in the Israeli Companies Law and regulations promulgated thereunder.

Disclosure of Shareholders Ownership

The Israeli Securities Law and the regulations promulgated thereunder require that a company whose shares are traded on a stock exchange in Israel, as in the case of our company, report the share ownership of its interested parties. An interested party is defined under the Israeli Securities Law as any one of the following: (i) a person holding 5% or more of the company’s issued capital stock or voting power, or who is entitled to appoint one or more of the company’s directors or its general manager; or (ii) any person acting as a director or general manager of the company; or (iii) any company, in which any of the above persons either holds 25% or more of its capital stock or voting power or is entitled to appoint 25% or more of its directors.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders by a majority of the votes of shareholders present at the meeting, in person or by proxy, and voting on the matter.

The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each shareholder;
•	the number and terms of the shares ordinary shares which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;
•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Magic Software Enterprises Ltd. and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;
•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;
•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Magic Software Enterprises Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Magic Software Enterprises Inc., located at 23046 Avenida de la Carlota, Laguna Hills, CA 92653.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$8,000
Legal fees and expenses	10,000
Accountants’ fees and expenses	27,000
Printing fees	1,000
Miscellaneous	5,000
Total	$51,000

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Amit Birk, Adv., our Israeli counsel, and by Carter Ledyard & Milburn LLP, our U.S. counsel.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2012, and for each of the three years ended December 31, 2012 included in our Annual Report on Form 20-F, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our subsidiary, Magic Software Enterprises U.K. Limited, as of December 31, 2011 and 2012, and for each of the three years ended December 31, 2012 included in our Annual Report on Form 20-F, have been audited by Levy Cohen & Co., an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our subsidiary, Hermes Logistics Technologies Limited, as of December 31, 2011 and 2012, and for each of the three years ended December 31, 2012 included in our Annual Report on Form 20-F, have been audited by Levy Cohen & Co., an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our subsidiary, Magic Software Japan K.K., as of December 31, 2011 and 2012, and for each of the three years ended December 31, 2012 included in our Annual Report on Form 20-F, have been audited by KDA Audit Corporation, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our subsidiary, Magic Benelux B.V., as of December 31, 2010, and for the year ended December 31, 2010 included in our Annual Report on Form 20-F, have been audited by Verstegen Accountants en Adviseurs, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of our subsidiary, Magic (Onyx) Magyarország Szoftverház K ft., as of December 31, 2010, and for the year ended December 31, 2010 included in our Annual Report on Form 20-F, have been audited by Maria Négyessy, Registered Auditors, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on November 8, 2013, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-19415). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-19415). These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as amended;
•	Our Reports on Form 6-K furnished to the SEC on May 1, 2013, May 7, 2013, June 12, 2013, July 8, 2013, July 23, 2013, July 30, 2013, August 5, 2013, August 7, 2013, August 12, 2013, September 3, 2013, September 10, 2013, September 17, 2013, October 1, 2013, October 7, 2013, October 8, 2013, October 15, 2013, October 22, 2013, October 24, 2013, October 31, 2013, November 6, 2013, November 8, 2013, November 13, 2013 and December 12, 2013.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Magic Software Enterprises Ltd., 5 Haplada Street, Or-Yehuda 60218, Israel, Attn: Amit Birk, telephone number +972-3-538-9292. You may also obtain information about us by visiting our website at www.magicsoftware.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the

Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. We have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov. In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,
•	the judgment is no longer appealable,
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and
•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,
•	there was no due process,
•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,
•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or
•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

     Shares

Magic Software Enterprises Ltd.

Ordinary Shares

Prospectus Supplement
           , 2014

Barclays

William Blair

Maxim Group LLC

H.C. Wainwright & Co., LLC